As filed with the Securities and Exchange Commission on June 17, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Par Pacific Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1060803
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(281) 899-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Matthew Vaughn

Senior Vice President and General Counsel

Par Pacific Holdings, Inc.

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(281) 899-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. James Cowen

Kevin J. Poli

Porter Hedges LLP

1000 Main, 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6649

Telecopy: (713) 228-1331

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Proposed Maximum Offering Price	Amount of Registration Fee
Subscription Rights	$50,000,000	— (1)
Common Stock, par value $0.01 per share	$50,000,000 (2)	$5,035

1.	Pursuant to Rule 457(g) under the Securities Act, no registration fee is required for the subscription rights since the shares of common stock underlying the subscription rightrs are included in the common stock being registered hereby,
2.	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2016

PROSPECTUS

Transferable Subscription Rights and

             Shares of Common Stock

Issuable Upon Exercise of Transferable Subscription Rights

We are conducting a rights offering and we are issuing, at no charge, one transferable subscription right with respect to each share of our common stock outstanding as of the close of business on                     , 2016. Holders of subscription rights will be entitled to purchase              shares of our common stock for each subscription right held at an exercise price of $         per whole share. If all of the subscription rights are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be approximately $50.0 million.

Each stockholder who fully exercises his, her or its basic subscription privilege may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege at the same exercise price per whole share pursuant to the oversubscription privilege. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares will be allocated pro rata among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege, and the application of our certificate of incorporation’s ownership change limitations. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be rounded down to the nearest whole share of common stock.

The subscription rights are exercisable beginning on the date of this prospectus and will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 2016, unless extended by us from time to time in our sole discretion. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. Stockholders who exercise their subscription rights will not be entitled to revoke their exercise. Stockholders who do not exercise their subscription rights will relinquish any value inherent in the subscription rights and their relative ownership level of our outstanding common stock will decrease.

On June 14, 2016, we entered into a unit purchase agreement with Black Elk Refining, LLC to acquire all of the equity interests of its subsidiary, Hermes Consolidated, LLC, d/b/a Wyoming Refining Company, which owns and operates a refinery in Newcastle, Wyoming and, through its wholly owned subsidiary, certain associated logistics assets. In connection with our entry into this agreement, we also entered into a bridge notes commitment letter with certain prospective bridge lenders, pursuant to which the bridge lenders have committed to purchase an aggregate of up to $52.5 million of 2.5% convertible subordinated bridge notes from us. These bridge notes will provide us with immediate liquidity in the event that we are unable to commence and close this rights offering prior to the closing of the acquisition. If this rights offering is completed before the acquisition closes, then the amount of the Bridge Notes will be reduced on a dollar for dollar basis by the amount of net proceeds that we receive. If such bridge notes are issued, proceeds of this rights offering will be used to prepay or repay the bridge notes. If all of the subscription rights are not exercised, and the acquisition closes and bridge notes are issued, then bridge notes equal to the amount of the unexercised subscription rights shall be converted into shares of common stock in accordance with their terms.

Certain of our affiliates may offer and sell subscription rights using this prospectus. We will not receive any proceeds from the sale of subscription rights by our affiliates.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation contains ownership limitations that restrict the transfer of Company Securities (as defined therein) (i) by holders who are, or would become as a result of such transfer, a holder of at least 5% of our stock (a “5% Shareholder”), within the meaning of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and (ii) by any holder to the extent such transfer would increase the ownership of our Company Securities by any 5% Shareholder. For this purpose, whether a person is a 5% Shareholder is generally determined by taking into account all Company Securities owned by such holder. Consequently, there are limitations on the transfer and exercise of the subscription rights as described in this prospectus under “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Our common stock is listed on the NYSE MKT under the symbol “PARR.” On June 16, 2016, the last reported sale price of our common stock on the NYSE MKT was $15.55 per share. The subscription rights will be traded on the NYSE MKT under the symbol “PARR RT.”

We reserve the right to cancel the rights offering at any time. If canceled, the exercise price will be promptly returned by mail or by wire transfer of immediately available funds to exercising stockholders, without interest or deduction. If the rights offering is canceled, the subscription rights will not be exercisable and will have no value.

EXERCISING THE SUBSCRIPTION RIGHTS REQUIRES AN INVESTMENT IN OUR COMMON STOCK. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 23 OF THIS PROSPECTUS BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

	Per Share	Total (1)
Exercise Price	$	$
Estimated Expenses	$	$
Net Proceeds to Us	$	$

(1)	Assumes that the rights offering is fully subscribed.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016

i

ABOUT THIS PROSPECTUS

This prospectus provides the terms of the rights offering and provides an opportunity for certain of our affiliates to offer and sell their rights. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. See “Incorporation of Certain Information by Reference.”

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

It is important for you to read and consider all information contained or incorporated by reference in this prospectus in making your investment decision. You should also read and consider the information to which we have referred under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

The market data and certain other statistical information contained in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks discussed under “Risk Factors” beginning on page 23 of this prospectus, and the other information incorporated by reference in this prospectus, before making an investment decision.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” the “company” and “Par” refer to Par Pacific Holdings, Inc. and its consolidated subsidiaries.

The Company

We are a growth-oriented company based in Houston, Texas focused on operating integrated refining, logistics, and distribution businesses in niche markets. We also manage and maintain interests in other energy and infrastructure businesses that we believe both match our core competencies and have the potential for meaningful value creation.

Our business is organized into three primary operating segments:

•	Refining — Our refinery in Kapolei, Hawaii produces ultra-low sulfur diesel, gasoline, jet fuel, marine fuel and other associated refined products primarily for consumption in Hawaii.

•	Retail — Our retail outlets sell gasoline, diesel and retail merchandise throughout the island of Oahu as well as the neighboring islands of Maui, Hawaii and Kauai. Our retail network includes Tesoro and “76” branded retail sites, company-operated convenience stores, sites operated in cooperation with 7-Eleven and other sites operated by third parties.

•	Logistics — We own and operate terminals, pipelines, a single-point mooring and trucking operations to distribute refined products throughout the island of Oahu as well as the neighboring islands of Maui, Hawaii, Molokai and Kauai.

We also own an equity investment in Laramie Energy, LLC (“Laramie Energy,” formerly known as Piceance Energy, LLC), a joint venture entity focused on producing natural gas in Garfield, Mesa and Rio Blanco Counties, Colorado. On December 17, 2015, we entered into an equity commitment letter with Laramie Energy, pursuant to which we agreed to purchase certain membership interests of Laramie Energy for an aggregate cash purchase price of $55 million, subject to certain financing commitments by various lenders and additional equity investors, in connection with the closing of a purchase and sale agreement whereby Laramie Energy agreed to acquire certain properties in the Piceance Basin for $157.5 million, subject to customary purchase price adjustments. The transaction closed on March 1, 2016 and, upon the closing of the transaction, Laramie Energy assumed ownership and operatorship of the purchased properties and our ownership interest in Laramie Energy increased from 32.4% to 42.3%.

The refining, retail and logistics segments were established through the acquisition of Par Hawaii Refining, LLC (“PHR,” formerly Hawaii Independent Energy, LLC) from Tesoro Corporation (“Tesoro”) on September 25, 2013 for approximately $75 million in cash, plus net working capital and inventories, certain contingent earn-out payments of up to $40 million and the funding of certain start-up expenses and overhaul costs prior to closing. During 2014, we successfully completed the integration of PHR, terminated a transition services agreement with Tesoro and greatly reduced our reliance on third-party service providers in operating our business.

On April 1, 2015, we completed the acquisition of Par Hawaii, Inc. (“PHI,” formerly Koko’oha Investments, Inc.), which owns 100% of the outstanding membership interests of Mid Pac Petroleum, LLC (“Mid Pac”), for cash consideration of approximately $74.4 million and the assumption of $45.3 million of debt. The results of operations of Mid Pac are included in our refining, retail and logistics segments effective April 1, 2015. Mid Pac distributes gasoline and diesel through over 80 locations across the State of Hawaii and owns four terminals. In conjunction with the acquisition, we also obtained the exclusive rights to the “76” brand in Hawaii through 2024.

In addition to the three operating segments described above, we have two additional reportable segments: (i) Texadian and (ii) Corporate and Other. Texadian focuses on sourcing, marketing, transporting and distributing crude oil and refined products in the U.S. and Canada. Corporate and Other includes administrative costs and several small non-operated oil and gas interests that were owned by our predecessor.

We were created through the successful reorganization of Delta Petroleum Corporation (“Delta”) in August 2012. The reorganization converted approximately $265 million of unsecured debt to equity and allowed us to preserve significant tax attributes, including a net operating loss that has a balance of approximately $1.4 billion as of December 31, 2015. We changed our name from Par Petroleum Corporation to Par Pacific Holdings, Inc. effective October 20, 2015.

Refining

Our refinery is located in Kapolei, Hawaii on the Island of Oahu on approximately 130 fee-owned acres about 20 miles west of Honolulu and is rated at 94 thousand barrels per day throughput. We source our crude oil from North America, South America, Southeast Asia, the Middle East, Russia and other sources. The refinery’s major processing units include crude distillation, vacuum distillation, visbreaking, hydrocracking, naphtha hydrotreating and reforming units, which produce ultra-low sulfur diesel, gasoline, jet fuel, marine fuel, LSFO and other associated refined products. We believe the configuration of our refinery uniquely meets the demands of the Hawaii market, particularly given the State’s strong demand for distillates and fuel oil.

Crude oil is transported to Hawaii in tankers, which discharge through our single-point mooring (“SPM”). Our three underwater pipelines from the SPM allow crude oil and refined products to be transferred to and from the refinery.

Crude oil is received into the refinery tank farm, which consists of 2.4 million barrels of total crude oil storage. Following crude oil receipt, we process the crude oil through the various refining units into products and store them in the refinery’s 2.5 million barrels of product tankage. The refinery storage capacity allows us to manage the various product requirements of the State of Hawaii.

We have a Supply and Offtake Agreement with J. Aron & Company (“J. Aron”) that allows us to finance our hydrocarbon inventories. Under the Supply and Offtake Agreement, J. Aron holds title to all crude oil and refined product stored in tankage at the refinery. We purchase crude oil from J. Aron on a daily basis at market prices and sell refined products to J. Aron as they are produced. We repurchase these refined products from J. Aron prior to selling them to third parties.

Set forth below is a summary of the capacity of our refinery:

Refining Unit	Capacity (MBPD)
Crude Unit	94
Vacuum Distillation Unit	40
Hydrocracker	18
Catalytic Reformer	13
Visbreaker	11
Hydrogen Plant (MMCFD)	18
Naphtha Hydrotreater	13
Co-generation Turbine Unit (MW)	20

The refinery operated at an average throughput of 77,000 barrels per day, or 82% utilization, for the year ended December 31, 2015. In the first quarter of 2016, the refinery operated at an average throughput of 74,200 barrels per day, or 79% utilization.

Our refining business sells refined products through our logistics network to wholesale and bulk customers and to our retail business. Wholesale customers include jobbers and other non-end users, as well as 37 fueling stations where operations and consumer pricing are controlled by third parties. Bulk customers include utilities, military bases, marine vessels, industrial end-users and exports.

The profitability of our refining business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest, liquid market alternatives to source refined products for Hawaii. We believe the Singapore 4-1-2-1 and Mid Pacific 4-1-2-1 crack spreads (or four barrels of Brent converted into one barrel of gasoline, two barrels of distillate (jet fuel and diesel) and one barrel of fuel oil) best reflect a market indicator for our operations. During the course of 2015, both markets exhibited significant volatility with lows reached during the fourth quarter. The Singapore 4-1-2-1 crack spread averaged $6.88 per barrel during 2015 with a low of $5.44 per barrel in the fourth quarter and a high of $8.24 per barrel in the second quarter. The Mid Pacific 4-1-2-1 crack spread averaged $8.31 per barrel during 2015 with a low of $6.50 per barrel in the fourth quarter and a high of $9.76 per barrel in the second quarter. During the first quarter of 2016, the Mid Pacific 4-1-2-1 crack spread averaged $4.48 per barrel, and the Singapore 4-1-2-1 crack spread averaged $3.39 per barrel.

During a declining crude oil market, we tend to benefit from expanding crack spreads as our product portfolio pricing terms tend to lag our crude oil pricing terms (“pricing lag effect”). A good portion of our contracts typically price at least one week in arrears and some of our utility customer contracts have at least a one month lag in the pricing terms. Our overall crack spreads benefited from the pricing lag effect as the crude oil market experienced a decline in prices throughout 2015. During the fourth quarter of 2015, we began economically hedging the pricing lag effect. During the first quarter of 2016, we observed a breaking in crack spreads below mid-cycle levels, but were able to optimize margins by taking advantage of unique opportunities.

In the first quarter of 2016 we exported 20,000 barrels per day, including high value mixed aromatics to Asia to benefit from our long reformate position in a global octane shortage balance.

Retail

The retail segment includes 91 locations where we set the price of refined products and merchandise to the retail consumer. Of these 91 locations, 39 are outlets operated by our personnel and include various sizes of kiosks, snack shops or convenience stores. The remaining 52 locations are unmanned cardlocks stations or sites operated by third parties where we retain ownership of the fuel and set retail pricing.

We hold exclusive licenses within the state of Hawaii to utilize both the Tesoro and the “76” brands for retail locations. All of the manned locations (and one cardlock) are currently operated under one of those brands. The initial term of the Tesoro license expires in September 2017 and we have two one-year extension options. The “76” license agreement expires September 24, 2024, unless extended by mutual agreement.

Logistics

Our logistics network extends throughout the state of Hawaii. On Oahu, the system begins with our SPM located 1.7 miles offshore of our refinery. This SPM allows for the safe, reliable and efficient receipt of crude shipments to the refinery, as well as both the receipt and export of finished products. Connecting the SPM to the refinery are three undersea pipelines: a 30-inch line for crude oil and a 20-inch line and a 16-inch line, both for the import or export of refined products. From the refinery gate, we distribute refined products through our logistics network throughout the island of Oahu as well as the neighboring islands of Maui, Hawaii, Molokai and Kauai.

The Oahu logistics network also includes a 27-mile wholly owned and operated pipeline network that transports refined products from our refinery to delivery locations. The majority of our Oahu refined product volumes are distributed through the Honolulu Products Pipeline to (i) our leased and operated Sand Island terminal, (ii) the Honolulu International Airport, (iii) interconnections to Navy and Air Force fuel facilities and (iv) a third-party terminal in Honolulu Harbor. In addition to the Honolulu Products Pipeline, we own four proprietary pipelines connecting our refinery to Kalaeloa Barbers Point Harbor, approximately three miles from the refinery. The four pipelines deliver refined products to barges for distribution to the neighboring islands or export, as well as interconnecting with the other local refinery, the local utility pipeline and storage network and another third-party terminal on the west side of Oahu. The Oahu pipeline network is generally configured to be bidirectional, allowing for both delivery and receipt of products.

Our terminal facilities on Oahu include our Sand Island facility that comprises two tanks with a total capacity of 30,000 barrels, as well as contractual rights to utilize strategically located third-party facilities both near the refinery and at Honolulu Harbor near downtown.

We also operate a proprietary trucking business on Oahu to distribute gasoline and road diesel to the final point of sale.

Our logistics network for the neighboring islands consists of leased barge equipment and refined product tankage and proprietary trucking operations on the islands of Maui, Hawaii, Molokai and Kauai. Specifically, we charter two barges to serve our neighbor island markets. This includes the Nale with 86,000 barrels of capacity and the Ne’ena with 50,000 barrels of capacity. In addition to neighbor island deliveries, the Ne’ena is utilized to service our bunker fuel customers, such as passenger cruise ships and container vessels.

Hawaii Market

We believe our operations are well positioned to benefit from the attractive attributes of the Hawaii market. Continued demand for refined products is partially driven by the ongoing growth in the State’s economy. The Hawaii State Department of Business, Economic Development and Tourism (“DBEDT”) reported a population increase of 3% from 2013 to 2015. Real personal income growth is projected by DBEDT to be 3% for 2016. Tourism is also a major driver of refined product demand. The number of visitors arriving on Hawaii by air has also increased over time. During 2015, visitor arrivals increased 4.1% and continued growth is forecasted. The significant military presence in Hawaii further increases demand for jet fuel above those required for tourism aviation requirements. In addition, Hawaii utilizes petroleum products for approximately 70% of its electricity generation, which fits well with our refinery’s output of approximately 23% fuel oil from 2015 through the first quarter of 2016.

Other Operations

Laramie Energy

We currently own an equity investment in Laramie Energy as a result of the contribution of certain natural gas and oil interests to a partnership with Laramie Energy II, LLC (“Laramie Energy II”) in conjunction with our reorganization of Delta in August 2012 and cash contributions made in 2015 and 2016. The management team of Laramie Energy has a strong track record operating properties in the Piceance Basin, as demonstrated by their 99% success rate drilling wells in the basin since forming Laramie Energy.

Laramie Energy has identified over 8,000 vertical and 3,600 horizontal drilling locations across its 136,000 net acreage position. Laramie Energy’s assets are located in Garfield, Mesa and Rio Blanco Counties, Colorado. These properties produce primarily from the Mesaverde Formation and, to a lesser extent, the Mancos Formation. We intend for Laramie Energy to finance its operations without requiring additional capital contributions from us, although we may choose to invest further capital into Laramie Energy for certain situations such as accelerating its development program or supporting future acquisitions.

Our Competitive Strengths

We have a number of competitive strengths that we believe help us successfully execute our business strategy.

Strategically Located Refinery with Advantageous Access to Crude Oil Supply. The strategic location of our refinery enables us to access global crude oil commodity flows. As a result, we have the flexibility to utilize a wide range of crude oil blends, which we believe helps to improve our realized margins. For example, in the first quarter of 2016, we sourced our crude oil from North America (64.6%), Latin America (7.2%), Africa (4.1%) and Asia (24.1%). In addition, we believe that our access to global crude oil commodity flows reduces the likelihood of an interruption to our supply and facilitates optimal crude oil purchasing and blending.

Substantial Refinery Operating Flexibility. Our refinery can process a variety of crude grades and has the most complex yield profile in Hawaii. The refinery is currently configured to produce a significant volume of high margin distillate yield (primarily jet fuel and diesel) in order to meet the demand in Hawaii and to complement our production of gasoline, high sulfur fuel oil, low sulfur fuel oil and other associated refined products. In addition, we have the capability to adjust our refinery configuration to produce different yields of refined products. This provides significant flexibility as we can quickly adapt to changing supply and demand trends in Hawaii. This configuration also allows us to produce certain products that are unique relative to our refining competitor in Hawaii.

Integrated Logistics and Retail Assets that Provide Economies of Scale. We have an integrated network of logistics assets that, coupled with our substantial distribution platform, enhances our ability to sell our refined products within the favorable Hawaii market. By keeping our refined products on-island in the retail and wholesale markets, we are able to realize significant cost savings by avoiding freight and other costs for export sales. In addition, accessing these additional sources of demand enables us to increase throughput at our refinery thereby decreasing our production costs on a per barrel basis and enhancing our profitability. These assets would be difficult for our peers to replicate, and thus provide us with a significant competitive advantage.

Attractive Refined Products Supply/Demand Dynamics. Hawaii exhibits several refined products demand trends that are positive for our business, including an increase in commercial air travel to Hawaii, substantial military jet fuel utilization and primarily fuel oil-based electricity generation. We benefit from the fact that the market prices for refined products in Hawaii typically include a premium over other regions within the continental U.S. Additionally, our ability to differentiate our refinery’s configuration provides us with the flexibility to adjust our refined product yields to meet the demands of Hawaii’s market. Our refinery capacity represents approximately 64% of Hawaii’s total refining capacity enabling us to benefit from these trends.

Complementary Upstream Assets and Tax Attributes. Our interest in Laramie Energy provides us with access to over 9,000 Mesaverde proved undeveloped locations, over 3,600 undeveloped Mancos locations and over 3,500 undeveloped Williams Fork locations in a highly economic and well known basin. We expect the development of this asset to generate meaningful additional value over time. In addition, our net operating loss tax carryforwards (“NOLs”) of approximately $1.4 billion at December 31, 2015 provide us with significant potential cash flow benefits as we generate positive income over time. This asset also provides us with advantages when pursuing growth opportunities relative to peers that do not have similar tax attributes.

Experienced Management Team. The members of our senior management team average approximately 25 years of energy industry experience, including significant experience operating in Hawaii. We are led by Bill Pate, our Chief Executive Officer and one of our directors, who has 26 years of energy industry experience, and prior to joining us he served as Co-President of Equity Group Investments. Joseph Israel, one of our directors and the President and Chief Executive Officer of Par Petroleum, LLC, our subsidiary focused on refining, marketing and logistics, has over 20 years of experience in the refining industry, and prior to joining us he led operations, business strategy, crude oil supply, marketing and planning for Hunt Refining Co. and Alon USA Energy, Inc. We benefit from the significant depth and expertise of the members of our management team, who are focused on optimizing our operations to enhance profitability while also positioning the company for future growth opportunities.

Our Business Strategy

We focus on the following areas to generate attractive returns to our shareholders.

Optimize Existing Operations. We are focused on optimizing the long-term profitability of our existing assets. Activities such as increasing the volume of on-island sales and enhancing commercial relationships with our customers and suppliers will generate long-term benefits for our operations. We also remain focused on opportunities to increase the flexibility of our crude oil sourcing operations to acquire crude oil on the most attractive terms while also optimizing refined product yields from our refinery.

Pursue Integrated Growth Opportunities in Hawaii. We intend to pursue strategic asset acquisitions within Hawaii that leverage our operating platform and further generate economies of scale. The Mid Pac acquisition demonstrates our capability to identify and execute on attractive growth opportunities within the State. We are primarily focused on acquiring assets that enhance the profitability and flexibility of our refining, logistics or retail distribution businesses.

Replicate Business Model in Other Locations. Our deep and experienced management team has significant expertise operating integrated networks of refining, logistics and retail distribution assets. We are pursuing opportunities such as the Wyoming Refining Acquisition described below that leverage these strengths outside of Hawaii to scale our business and generate synergies with our existing operations. We have made significant investments throughout the organization to effectively operate and integrate these opportunities into our existing platform.

Maintain a Conservative Financial Position. We intend to maintain a conservative financial profile to enhance our ability to pursue attractive growth opportunities and operate in changing market conditions. We plan to retain significant financial flexibility during periods of volatile commodity prices by maintaining multiple sources of liquidity, including cash on hand and various credit facilities. We intend to prudently finance our growth capital expenditures on a long-term basis with a mix of debt and equity to continue to maintain a conservative total debt level and to utilize our arrangements with J. Aron to reduce working capital requirements and enhance sourcing flexibility.

Recent Developments

Wyoming Refining Acquisition

As part of our strategy to duplicate our business model in other locations, on June 14, 2016, we entered into a unit purchase agreement (the “Acquisition Agreement”) with Black Elk Refining, LLC to acquire (the “Wyoming Refining Acquisition”) all of the equity interests of its subsidiary, Hermes Consolidated, LLC, d/b/a Wyoming Refining Company (“Wyoming Refining Company”), which owns and operates a refinery in Newcastle, Wyoming and, through its wholly owned subsidiary, certain associated logistics assets. The refinery operations and logistics assets to be acquired as a result of the Wyoming Refining Acquisition (collectively, the “Wyoming Refinery and Logistics Business”) include:

•	a refinery in Newcastle, Wyoming (the “Newcastle Refinery”) with throughput of approximately 18,000 barrels per day that produces refined products that are primarily marketed in Wyoming and South Dakota;

•	approximately 650,000 barrels of crude and refined product storage capacity; and

•	a 140-mile crude oil pipeline gathering system in northeast Wyoming.

The aggregate purchase price for the Wyoming Refining Acquisition is $271.4 million, including the assumption of Wyoming Refining Company’s indebtedness, subject to certain customary purchase price adjustments. No additional consideration will be paid for the working capital associated with the operations.

The Wyoming Refinery and Logistics Business provide us with greater scale, geographic diversity and development potential. Our total refining throughput capacity will increase by approximately 19% to 112,000 barrels per day.

We believe the Wyoming Refinery and Logistics Business is well-positioned with an integrated network of refining and logistics assets to serve the specific energy needs of Wyoming and South Dakota. We also believe the Newcastle Refinery has access to advantageously priced Rocky Mountain and North Dakota Sweet crudes, including from the Powder River Basin and the Williston Basin. Additionally, due to the strong local demand profile, the Newcastle Refinery has historically operated with strong refining margins.

We intend to fund the Wyoming Refining Acquisition with net proceeds from this rights offering, net proceeds from our notes offering (described below), borrowings under the Acquisition Facility (described below), borrowings from the issuance of the Bridge Notes (described below) if the Wyoming Refining Acquisition closes before this rights offering closes or if all of the subscription rights offered under this prospectus are not exercised, and cash on hand.

We expect the Wyoming Refining Acquisition to close by mid-July 2016, subject to customary closing conditions. For more information on the Wyoming Refining Acquisition, please read “Wyoming Refining Acquisition.”

Convertible Notes Offering

On June                     , 2016, we issued $         million in aggregate principal amount of our 5.00% convertible senior notes due 2021 in a private placement under Rule 144A, which we refer to as the “notes offering.” Holders of the notes may exercise their conversion rights at any time prior to the close of business on the business day immediately preceding the maturity date under certain circumstances. The notes will initially be convertible at a conversion rate of 55.5556 shares of common stock per $1,000 principal amount of the notes (which is the equivalent to a conversion price of approximately $18.00 per share), subject to adjustments upon the occurrence of certain events.

We will use the net proceeds from the notes offering to fund a portion of the Wyoming Refining Acquisition and for general corporate purposes.

Amendment and Consent to Delayed Draw Term Loan and Bridge Loan Credit Facility

In connection with the Wyoming Refining Acquisition, we entered into an amendment and consent to our Delayed Draw Term Loan and Bridge Loan Credit Agreement, pursuant to which the lenders consented to our entry into and performance of the Acquisition Agreement and the Wyoming Refining Acquisition and amended our Delayed Draw Term Loan and Bridge Loan Credit Agreement to permit the issuance of the notes and the performance of our obligations under the indenture governing the notes. We will repay $5 million of the outstanding balance of the Delayed Draw Term Loan and Bridge Loan Credit Agreement following the consummation of the notes offering.

Debt Financing Commitment

In connection with our entry into the Acquisition Agreement, we have obtained a commitment letter from certain third party lenders for a senior secured term loan facility equal to $65 million (the “Acquisition Facility”), the proceeds of which will be used to finance the Wyoming Refining Acquisition.

The commitment of the lenders to fund the loans under the Acquisition Facility is subject to customary conditions precedent including: (i) execution of satisfactory loan documents, (ii) payment of fees, (iii) satisfaction of the lenders with financial, tax and structuring information, (iv) no material adverse change and (v) the consummation of the acquisition.

We expect that the loans under the Acquisition Facility will bear interest at a rate equal to LIBOR plus (i) 9.5% if paid in cash or (ii) 13% if we pay in kind (“PIK”); provided that (a) LIBOR will not be less than 1% and (b) the election to PIK may not be made more than 12 quarters during the life of the Acquisition Facility.

We expect the Acquisition Facility to have a maturity date of five years after funding and to be subject to a prepayment premium for the first two years in an amount equal to the remaining cash interest payments due through the second anniversary of the closing. Thereafter, the loans may be prepaid at par unless a change of control occurs, in which case the loans will be payable at 101% of par.

We expect that the Acquisition Facility will contain affirmative and negative covenants which may restrict our ability to, among other things, incur indebtedness, make distributions and make capital expenditures.

We expect the Acquisition Facility to contain a maximum leverage ratio (testing the debt to EBITDA of Par Wyoming Holdings, LLC and its subsidiaries).

Bridge Notes Financing Commitment

In connection with our entry into the Acquisition Agreement, we also entered into a bridge notes commitment letter (the “Bridge Notes Commitment Letter”) with entities affiliated with Equity Group Investments and Highbridge Capital Management (together, the “Bridge Lenders”), pursuant to which the Bridge Lenders have committed to purchase an aggregate of up to $52.5 million of 2.5% convertible subordinated bridge notes (the “Bridge Notes”) through August 1, 2016 from us. The Bridge Notes will provide us with immediate liquidity in the event that we are unable to commence and close this rights offering prior to the closing of the Wyoming Refining Acquisition. The Bridge Notes will be issued simultaneously with the closing of the Wyoming Refining Acquisition if we have not already closed this rights offering prior to such date in which all subscription rights are exercised, and will mature 90 days following the issuance of the Bridge Notes, unless earlier prepaid or converted. In the event that this rights offering has not been consummated by the maturity date, then we may elect to extend the maturity date for up to an additional 30 days in consideration for the payment of 0.25% of the aggregate principal amount of the Bridge Notes.

In the event that this rights offering is consummated prior to closing of the Wyoming Refining Acquisition and the issuance of the Bridge Notes in connection with the financing of the purchase price for the Wyoming Refining Acquisition, but all of the subscription rights are not exercised, then the amount of Bridge Notes issued shall be reduced on a dollar for dollar basis by the amount of gross proceeds received by us from this rights offering and such Bridge Notes issued will be converted into shares of our common stock.

The Bridge Notes will be mandatorily convertible into shares of our common stock upon the earlier of (i) the closing of the this rights offering or (ii) the maturity date under the Bridge Notes. The conversion rate for the Bridge Notes will be $         , which is equal to the exercise price of the subscription rights issued in the rights offering. We will pay each of the Bridge Lenders a fee in the amount of 5.0% of their respective commitments in connection with the execution of the Bridge Notes Commitment Letter.

For more information on the Bridge Notes Commitment Letter, please read “Bridge Notes Commitment.”

Wyoming Refining Company Credit Facility

Following the closing of the Wyoming Refining Acquisition, debt in an amount equal to an estimated $58.0 million as of the closing date of the Wyoming Refining Acquisition, subject to several factors such as market conditions and financing requirements of the Wyoming Refining and Logistics Business, will remain outstanding under the Wyoming Refining Company’s term and revolving loan agreement with Bank of America, N.A. We are seeking an amendment of this term and revolving loan agreement to modify certain financial covenants, reporting requirements, and other affirmative and negative covenants upon the closing of the Wyoming Refining Acquisition.

Corporate Information

Our principal executive office is located at 800 Gessner Road, Suite 875, Houston, Texas 77024. Our telephone number is (281) 899-4800, and our website is www.parpacific.com. Information contained on or accessible through our website is not incorporated by reference into or otherwise a part of this prospectus.

The Rights Offering

Subscription Rights	We are conducting a rights offering and issuing, at no charge, one transferable subscription right with respect to each share of our common stock outstanding as of the close of business on , 2016. If the subscription rights are exercised in full, the total purchase price of our common stock in the rights offering will be approximately $ million. If you hold a common stock certificate, the number of shares of our common stock you may purchase pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of The Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible to confirm your subscription rights.

Record Date	Close of business on , 2016.

Transferability of Subscription Rights	Subject to applicable laws, the rights may be offered for sale, sold, transferred or assigned without our consent. Although the subscription rights will be traded on the NYSE MKT under the symbol “PARR RT,” there is currently no trading market for the rights and a liquid trading market for the rights may not develop.

Additionally, the subscription rights are subject to certain transfer restrictions, which may limit the ability of 5% Shareholders to transfer the subscription rights without the written approval of our Board of Directors (the “Board”). See “Risks related to the Rights Offering and our Common Stock — We have the right to limit the exercise of the subscription rights.”

Basic Subscription Privilege and Exercise Price	Stockholders will be entitled to purchase shares of our common stock for every subscription right held at an exercise price of $ per whole share, in immediately available funds.

Oversubscription Privilege

Each stockholder who fully exercises his, her or its basic subscription privilege may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege at the same exercise price per whole share pursuant to the oversubscription privilege. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares will be allocated pro rata among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege, and the application of our certificate of incorporation’s ownership change limitations. The subscription agent will return any excess payments, without interest or deduction, as soon as is reasonably practicable following the expiration of the rights offering. See “The Rights Offering — Subscription Agent” for more on the subscription agent.

Conditions to the Rights Offering	The closing of the rights offering is subject to conditions. See “The Rights Offering — Conditions to The Rights Offering” for more details. Your right to exercise your subscription rights is subject to, among other things, ownership restrictions imposed by our certificate of incorporation and the escrow protection mechanics described herein.

Expiration Date	The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on , 2016, unless such date is extended by us from time to time in our sole discretion.

Use of Proceeds	We are making this rights offering in order to raise approximately $50.0 million, before expenses, in new capital to be used to fund a portion of the purchase price of the Wyoming Refining Acquisition, or if the Wyoming Refining Acquisition closes prior to the completion of this offering, to prepay or repay the Bridge Notes.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics	Our ability to utilize our net operating loss carryforwards, or NOLs, would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any 5% Shareholder to sell or otherwise transfer any shares owned by such holder or to purchase or otherwise acquire shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to make an acquisition of our common stock which will result in total ownership by 5% Shareholders. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription agent to refuse to honor any exercise of subscription rights by 5% Shareholders or stockholders who would become 5% Shareholders upon exercise of their subscription rights.

The total number of shares of our common stock outstanding on the record date was and the total number of shares of our common stock to be outstanding upon completion of the rights offering, if fully subscribed, would be . Five percent of and is and , respectively.

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics, which are as follows: (1) by exercising subscription rights, each stockholder will represent to us that such stockholder will not be, after giving effect to the exercise of subscription rights, an owner, directly or indirectly, of more than              shares of our common

stock; (2) if such exercise would result in such stockholder owning, directly or indirectly, more than              shares of our common stock, such stockholder must notify the subscription agent at the telephone number set forth under “The Rights Offering — Delivery of Subscription Materials and Payment”; (3) if requested, each stockholder will provide us with additional information regarding the amount of common stock that the stockholder owns; and (4) we shall have the right to instruct the subscription agent to refuse to honor such stockholder’s exercise to the extent such exercise of subscription rights or oversubscription privileges might, in our sole and absolute discretion, result in such stockholder becoming a 5% Shareholder. By exercising subscription rights in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Procedure for Exercising Subscription Rights	You may exercise all or any portion of your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•	you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Subscription rights not exercised prior to the expiration date will expire and be of no further value.

If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through an eligible institution (as defined under “The Rights Offering — Signature Guarantee May Be Required”), (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

United States Federal Income Tax Consequences to Holders of Our Common Stock	For United States federal income tax purposes, we intend to take the position that the receipt of subscription rights in the rights offering by holders of our common stock should not be a taxable event. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “United States Federal Income Tax Considerations” for more information on the tax consequences of this rights offering.

Issuance of Our Common Stock	We will issue certificates or make the necessary book-entry transfers representing shares purchased in the rights offering, as soon as reasonably practicable after the closing of the rights offering. All exercises of subscription rights will be effective on the closing of the rights offering.

No Recommendation to Stockholders	The Board is not making any recommendation to you as to whether you should exercise your subscription rights. You should decide whether to exercise your subscription rights based upon your own assessment of your best interests.

Trading of Common Stock	Our common stock is listed on the NYSE MKT under the symbol “PARR.”

Trading of Subscription Rights	The subscription rights will be traded on the NYSE MKT under the symbol “PARR RT.”

Questions and Answers About the Rights Offering

This section highlights information contained elsewhere in or incorporated by reference into this prospectus. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common stock. You should read this entire prospectus carefully.

Q:	What are we offering in this prospectus?

A:	We are conducting a rights offering and issuing, at no charge, one transferable subscription right with respect to each share of our common stock outstanding as of the close of business on , 2016. Through this prospectus, we are issuing the shares of common stock that holders of subscription rights may purchase upon exercise of their subscription rights.

Q:	Who may participate in this rights offering and on what date will the company determine who are its stockholders?

A:	Holders of record of our common stock as of the close of business on , 2016, or the “record date,” will receive one subscription right for each outstanding share of our common stock that they hold.

Q:	What is the subscription privilege I am entitled to for each subscription right?

A:	Each subscription right carries with it a basic subscription privilege to purchase shares of our common stock and an oversubscription privilege. If you hold a common stock certificate, the number of shares of our common stock you may purchase pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of DTC you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible to confirm your subscription rights.

Q:	What is the basic subscription privilege each subscription right gives me the right to purchase?

A:	Each subscription right issued under this rights offering entitles you to purchase shares of our common stock at an exercise price of $ per whole share. You may exercise any number of your subscription rights, or you may choose not to exercise any of the subscription rights issued to you. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be eliminated by rounding down to the nearest whole share of common stock. The subscription agent will return any excess payments, without interest or deduction, as soon as is reasonably practicable following the expiration of the rights offering.

We determined the ratio of rights required to purchase one share by dividing $             by the exercise price of $             per whole share to determine the number of shares to be issued in the rights offering and then dividing the number of shares to be issued in the rights offering by the number of shares of our common stock outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for              shares of common stock at the exercise price of $             per whole share of common stock. As an example, if you owned 1,000 shares of common stock as of the record date, you would receive 1,000 subscription rights. To calculate the number of shares you would have the right to purchase pursuant to your subscription rights, you would multiply (a) the          shares per subscription right by (b) your 1,000 shares, to get a product of              shares. Because fractional shares of common stock will not be issued in

this rights offering, you would be entitled to purchase              shares of common stock in this rights offering, for a total payment of $             (              total shares multiplied by the exercise price of $             per whole share of common stock).

Q:	What is the oversubscription privilege associated with each subscription right?

A:	If all of our stockholders do not exercise all of the subscription rights issued to them in this rights offering, then you may have the opportunity to purchase additional shares of our common stock at $ per whole share under the oversubscription privilege. By extending oversubscription privileges to our stockholders, we are providing stockholders that fully exercise their basic subscription privilege with the opportunity to purchase those shares that are not purchased by other stockholders in this rights offering, at $ per whole share. If there are not enough shares available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration of the subscription period. Fractional shares of common stock resulting from the exercise of the oversubscription privilege will be eliminated by rounding down to the nearest whole share of common stock.

Q:	Has anyone indicated their intention to participate in the rights offering?

A:	No.

Q:	What happens if all of the subscription rights are not exercised?

A:	If all of the subscription rights are not exercised, and the Wyoming Refining Acquisition closes and Bridge Notes are issued, then Bridge Notes equal to the amount of the unexercised subscription rights shall be converted into shares of common stock in accordance with their terms.

Q:	How long will the subscription period last?

A:	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on , 2016, your subscription rights will expire and be of no further value. We may, in our sole discretion, decide to extend this rights offering until some later time. If we extend the expiration date, we will give oral or written notice to the subscription agent on or before such expiration date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q:	Is there any limit on how long the subscription period will last?

A:	Although the rights offering is scheduled to remain open until , 2016, we have kept the ability to extend the rights offering for as long or as many times as the Board determines is necessary to consummate the rights offering or otherwise in our best interests.

Q:	Am I required to participate in this rights offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:

You will retain your current number of shares of common stock, even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, and you are a current stockholder, then the percentage of our common stock that you own will decrease. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and the other stockholders exercise their subscription rights. See “Risk Factors — Risks Related to The Rights Offering and our Common Stock — Stockholders who do not fully exercise their subscription rights will have their interests diluted by those stockholders who do exercise their subscription rights” for more information regarding the amount of potential dilution.

Q:	How do I exercise my subscription rights?

A:	You may exercise all or any portion of your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•	you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Subscription rights not exercised prior to the expiration date will expire and be of no further value.

If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through an eligible institution, (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Q:	What restrictions may there be on my right to exercise my subscription rights?

A:	Our ability to utilize our NOLs would be substantially reduced if we were to undergo an “ownership change” as that term is defined under the Code and federal income tax regulations. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any 5% Shareholder to purchase or otherwise acquire additional shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to purchase or otherwise acquire shares of our common stock which will result such holder becoming a 5% Shareholder. We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription right to refuse to honor any exercise of subscription rights, by 5% Shareholders or by any stockholders who would become 5% Shareholders through the exercise of their subscription rights. In order to avoid an ownership change, we are requiring any holder who holds at least shares or holders who would acquire this number of shares through the exercise of subscription rights or oversubscription rights to notify the subscription agent and to provide us with additional information we may request. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a discussion on how our escrow mechanics operate.

Q:	What should I do if I want to exercise my subscription rights and I am in a foreign country or in the Armed Services?

A:	To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on , 2016, and take all other steps which are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration date, your subscription rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	No. We will not charge a brokerage commission or a fee to stockholders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees that may be charged by your broker or nominee.

Q:	What are the United States federal income tax consequences of exercising my subscription rights as a holder of common stock?

A:	We intend to take the position that a holder of common stock generally will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “United States Federal Income Tax Considerations” for more information on tax considerations relevant to this rights offering.

Q:	When will I receive certificates for the shares purchased in this rights offering?

A:	We will issue certificates representing shares purchased in this rights offering to you or to DTC on your behalf if your subscription rights were exercised through DTC, as the case may be, as soon as practicable after the expiration of the subscription period and after all allocations and adjustments have been completed.

Q:	If this rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds they receive in escrow until completion of this rights offering. If this rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments and any oversubscription payments that are not exercised.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment in our company. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page 23 of this prospectus.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your completed rights certificate and payment, you will not be able to revoke the exercise of your subscription rights even if you later learn information about us that you consider to be unfavorable such as the terms of the Wyoming Refining Acquisition being modified or the transaction failing to close, and even if the market price of our common stock is below the subscription right exercise price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription right exercise price.

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:	Yes. Subject to applicable law and certain transfer restrictions described above, the subscription rights may be offered for sale, sold, transferred or assigned without our consent. If you hold a physical rights certificate, you can transfer your rights by following the instructions on the back of the certificate. If your rights are held by a broker, dealer, custodian bank or other nominee, you should contact them for instructions on how to affect a transfer. Although the subscription rights will be traded on the NYSE MKT under the symbol “PARR RT,” there is currently no trading market for the rights and a liquid trading market may not develop. The subscription agent will facilitate transfers of rights certificates only until 5:00 p.m., New York City time, on , 2016, the third business day before the expiration date.

Q:	Why are we conducting this rights offering?

A:	We are making this rights offering in order to raise approximately $50.0 million, before expenses, in new capital to be used to fund a portion of the purchase price of the Wyoming Refining Acquisition, or if the Wyoming Refining Acquisition closes prior to the completion of this rights offering, to prepay or repay the Bridge Notes. See “Use of Proceeds.”

Q:	Is this rights offering conditioned on the closing of the Wyoming Refining Acquisition or vice versa?

A:	No. If the Wyoming Refining Acquisition fails to close, we will use the proceeds of this rights offering to finance other future acquisitions and for general corporate purposes, including working capital. If we do not raise sufficient funds in this rights offering, the Wyoming Refining Acquisition will be funded through the notes offering, the Acquisition Facility, the Bridge Notes, and cash on hand.

Q:	How were the terms of this rights offering and the subscription right exercise price established?

A:	The subscription right exercise price and other terms of this rights offering were approved by the Board.

Q:	What is the Board’s recommendation regarding this rights offering?

A:	The Board is not making any recommendation as to whether you should exercise your subscription rights. You should make your decision based on your own assessment of this rights offering and our company.

Q:	How many shares of our common stock will be outstanding after this rights offering?

A:	As of the record date, we had approximately shares of common stock issued and outstanding. After this rights offering, if the rights offering is fully subscribed, we anticipate that we will have approximately shares of common stock outstanding.

Q:	Will the new shares be initially traded on the NYSE MKT and treated like other shares?

A:	Yes. Our common stock has been approved for listing on the NYSE MKT and the shares began trading on the NYSE MKT on July 22, 2014 under the symbol “PARR.” The shares of common stock issued upon the exercise of subscription rights will also be traded on the NYSE MKT under the same symbol. The last reported sale price of our common stock on June 16, 2016 was $15.55 per share. The subscription rights will be traded on the NYSE MKT under the symbol “PARR RT.”

Q:	Can the Board amend or withdraw this rights offering?

A:	Yes. We reserve the right to cancel the rights offering at any time. If canceled, the exercise price will be promptly returned by mail to exercising stockholders, without interest or deduction. If this rights offering is canceled, the subscription rights will not be exercisable and will have no value. We also reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If this rights offering is extended, the subscription agent will hold your shares and exercise funds, and you will not be able to sell or transfer your shares so held during the extension period. If we amend the terms or conditions of this rights offering, a new prospectus will be distributed to all stockholders who have previously exercised subscription rights and to stockholders of record of unexercised subscription rights on the date we amend the terms, and such stockholders will once again be given the opportunity to participate or withdraw from the rights offering.

Q:	What should I do if I have other questions or need assistance?

A:	We have appointed D.F. King & Co., Inc. as information agent for the rights offering. Any questions or requests for additional copies of this prospectus or any ancillary documents may be directed to the information agent at the following address and telephone number: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (877) 478-5046.

For a more complete description of this rights offering, see “The Rights Offering” beginning on page 52 of this prospectus.

Risk Factors

Exercising the subscription rights requires an investment in our common stock. An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 23 of this prospectus before exercising your subscription rights.

Use of Proceeds

We are making this rights offering in order to raise approximately $50.0 million, before expenses, in new capital to be used to fund a portion of the purchase price of the Wyoming Refining Acquisition, or if the Wyoming Refining Acquisition closes prior to the completion of this rights offering, to prepay or repay the Bridge Notes.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 800 Gessner Road, Suite 875, Houston, Texas 77024. Our telephone number is (281) 899-4800. Our website is located at www.parpacific.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the rights offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this prospectus before deciding to invest in our common stock. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and the documents incorporated by reference herein.

Risks related to the Rights Offering and our Common Stock

Stockholders who do not fully exercise their subscription rights will have their interests diluted by those stockholders who do exercise their subscription rights.

Prior to this rights offering, we had approximately              shares of our stock outstanding. If our stockholders choose not to fully exercise their subscription rights, the relative ownership interest of such stockholders will be diluted. Stockholders who do not exercise their subscription rights will lose any value in their subscription rights.

Our certificate of incorporation generally restricts the ability of certain holders of the subscription rights and our common stock to sell the subscription rights or our common stock and as a result we have the right to limit the exercise of the subscription rights.

Article 11 of our certificate of incorporation contains ownership limitations that restrict the transfer of Company Securities (as defined therein, and which includes the subscription rights and our common stock) without our consent (i) by holders who are, or would become as a result of such transfer, 5% Shareholders and (ii) by any holder to the extent such transfer would increase the ownership of our Company Securities by any 5% Shareholder. For this purpose, whether a person is a 5% Shareholder is generally determined by taking into account all Company Securities owned by such holder. Transfers of Company Securities by 5% Shareholders are generally prohibited without the written approval of the Board, which may be granted or denied in the sole discretion of the Board.

On November 10, 2014, as permitted by the terms of Article 11 of our certificate of incorporation, we entered into an allocation agreement (the “Allocation Agreement”) with Zell Credit Opportunities Master Fund, L.P. (“ZCOF”), ZCOF Par Petroleum Holdings, L.L.C and Whitebox Multi-Strategy Partners, L.P. to reallocate the proportionate amount of our common stock that the 5% Shareholders are permitted to transfer among our remaining emergence 5% Shareholders. In accordance with Article 11 of our certificate of incorporation, the Board has approved, on a prospective basis, one or more Transfers (as defined in our certificate of incorporation) of shares of our common stock by the remaining emergence 5% Shareholders up to the new allocation amounts included on a schedule to the Allocation Agreement.

In order to comply with the transfer restrictions in our certificate of incorporation, the terms of the subscription rights may limit the number of shares exercisable by a holder. If the exercise of your subscription rights might result in a risk of your becoming a 5% Shareholder, your exercise may be reduced in order to eliminate that risk. We may also limit the exercise of subscription rights by 5% Shareholders. In addition, you may be required to provide certain information concerning your share ownership in order to help us enforce these restrictions.

No market exists for the subscription rights.

The subscription rights are a new issue of securities with no established trading market. Although the subscription rights will be traded on the NYSE MKT under the symbol “PARR RT,” a liquid trading market for the subscription rights may not develop and even if a market develops it may not provide meaningful liquidity. The absence of a trading market or liquidity for the subscription rights may adversely affect their value.

The exercise of irrevocable subscription rights may adversely affect investors.

Once you have exercised your subscription rights, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price or a modification in the terms of the Wyoming Refining Acquisition or the failure of such transaction to close. Subscription rights not exercised prior to the expiration date will expire and be of no further value to you.

The exercise price determined for the rights offering is not an indication of the fair value of our common stock.

The rights offering, including the exercise price of $             per whole share, were approved by the Board after consideration of the financing alternatives available to us. The Board considered, among other things, the likelihood of effecting another form of equity financing due to restrictions and risks of an “ownership change” under Section 382 of the Code associated with our emergence from bankruptcy. The $             per whole share exercise price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock being offered in the rights offering. After the date of this prospectus, our common stock may trade at prices above, below or equal to the exercise price.

The market price of our common stock may decline prior to the expiration date of the rights offering.

The exercise of subscription rights pursuant to the rights offering is irrevocable. During the period from January 1, 2014 to June 16, 2016, the market price per share of our common stock has ranged from $13.26 to $28.31. The market price of our common stock may decline prior to the expiration date due to many factors, including business exigencies, acts of terrorism, general market declines, interruptions to our business, accidents or other catastrophic events, changes in investor perception, unanticipated financial results, defaults on indebtedness or other factors that could affect our stock price. In such event, you may be forced to purchase the common stock at a price higher than the market price.

We may cancel the rights offering at any time.

We may cancel the rights offering at any time. If we cancel the rights offering, the subscription rights cannot be exercised and will expire.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We intend to use the proceeds of this rights offering as required by our agreements with the Bridge Lenders and as described in “Use of Proceeds.” If the Wyoming Refining Acquisition does not close and Bridge Notes are not issued, then market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us or for you.

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.

As of December 31, 2015, we estimated that we had approximately $1.4 billion of NOLs. In order to utilize the NOLs, we must generate taxable income that can offset such carryforwards. The availability of NOLs to offset taxable income would be substantially reduced or eliminated if we were to undergo an “ownership change” within the meaning of Section 382 of the Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during any three year “testing period” by 5% Shareholders.

In order to help us preserve our NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Code. We expect that the restrictions will remain in place for the foreseeable future. We cannot assure you, however, that these restrictions will prevent an ownership change.

The NOLs will expire in various amounts, if not used, between 2027 through 2034. The Internal Revenue Service (“IRS”) has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset any future consolidated income which would negatively impact our results of operations and cash flows.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

The federal income tax consequences of the rights offering will depend on whether the rights offering is part of a “disproportionate distribution.” See “United States Federal Income Tax Considerations.” We believe and intend to take the position that subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution” and, therefore, should not be a taxable distribution with respect to your existing shares of common stock. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could successfully challenge our position and assert that the rights offering is a taxable distribution.

If you purchase rights and the rights offering is not completed, the purchase price paid for such rights will not be returned to you.

The rights are transferable during the course of the rights offering. If we cancel the rights offering, the subscription rights cannot be exercised and will expire. As a result, if you purchase rights and the rights offering is not completed, the purchase price paid for such rights in the transfer will not be returned to you.

Because we have no near term plans to pay cash dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends on our common stock in the near term. Any future determination as to the declaration and payment of cash dividends will be at the discretion of the Board and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that the Board considers relevant.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our common stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price of our common stock could vary significantly as a result of a number of factors, some of which are beyond our control. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock has varied between a high of $28.31 on November 20, 2015 and a low of $13.90 on June 14, 2016 during the twelve month period ending June 16, 2016. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

The market for our common stock has been historically illiquid, which may affect your ability to sell your shares.

The volume of trading in our common stock has historically been low. In addition, a substantial amount of our common stock is held by two investors who have restrictions on their ability to sell the stock. The lack of substantial liquidity can adversely affect the price of our stock at a time when you might want to sell your shares. There is no guarantee that an active trading market for our common stock will develop or be maintained on the NYSE MKT, or that the volume of trading will be sufficient to allow for timely trades. Investors may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active or if trading volume is limited. In addition, if trading volume in our common stock is limited, trades of relatively small numbers of shares may have a disproportionate effect on the market price of our common stock.

Delaware law, our charter documents and concentrated stock ownership may impede or discourage a takeover, which could reduce the market price of our common stock.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. For example, the change in ownership limitations contained in Article 11 of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal. In addition, the Board or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of the Board or a committee thereof to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

ZCOF and Whitebox Advisors LLC (“Whitebox”), together with their respective affiliates, each own or have the right to acquire as of June 14, 2016 approximately 30.6% and 19.1%, respectively, of our outstanding common stock (in each case, without giving effect to any shares of common stock that may be issued in connection with this rights offering). The level of their combined ownership of shares of our common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal.

We may issue preferred stock with terms that could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as the Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could adversely affect the residual value of the common stock.

We may issue shares of common stock in satisfaction of general unsecured claims from our predecessor’s bankruptcy that would dilute your ownership of our common stock.

In December 2011 and January 2012, Delta Petroleum Corporation and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and in March 2012, obtained approval from the bankruptcy court to proceed with a plan of reorganization. Pursuant to this plan, among other things, certain allowed general unsecured claims may be paid with shares of our common stock. As of March 31, 2016, two claims totaling approximately $22.4 million remain to be resolved and we have reserved approximately $0.5 million representing the estimated value of claims remaining to be settled which are deemed probable and estimable at period end. The settlement of claims is subject to ongoing litigation and we are unable to predict with certainty how many shares will be required to satisfy all claims. Pursuant to the plan of reorganization, allowed claims are settled at a ratio of 54.4 shares per $1,000 of claim. Any issuances by us of common stock to satisfy claims would have a dilutive impact on the ownership interest of existing common stockholders and could cause the market price of our common stock to decline.

Future sales of our common stock could reduce our stock price and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We are not restricted from issuing additional shares of common stock, including shares issuable pursuant to securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We have                      million shares of common stock outstanding as of the record date.

Subject to the satisfaction of vesting conditions and the requirements of Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), shares of our common stock registered under our registration statements on Form S-8 relating to our equity incentive plan are available for resale immediately in the public market without restriction. In addition, subject to the change in ownership limitations contained in Article 11 of our certificate of incorporation and the requirements of Rule 144, up to 24,204,391 shares of our common stock registered under our registration statement on Form S-3 declared effective on June 23, 2015 are available for resale immediately in the public market without restriction, including 345,135 shares of our common stock that are issuable upon the exercise of common stock warrants at a nominal price. In addition, we have agreed with the Bridge Lenders to register for resale any shares of our common stock issued to the Bridge Lenders upon the conversion of any Bridge Notes.

We cannot predict the size of future issuances of our common stock or securities convertible into or exchangeable for, or that represent the right to receive, common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

Risks Related to the Wyoming Refining Acquisition

The pending Wyoming Refining Acquisition may not close as anticipated.

The Wyoming Refining Acquisition is expected to close in mid-July 2016, subject to certain customary closing conditions. If these conditions are not satisfied or waived, the Wyoming Refining Acquisition will not be consummated. Certain of the conditions that remain to be satisfied include, but are not limited to:

•	the continued accuracy of the representations and warranties contained in the Acquisition Agreement;

•	the performance by each party of its obligations under the Acquisition Agreement;

•	the absence of any decree, order, injunction, ruling or judgment that prohibits the Wyoming Refining Acquisition or makes the Wyoming Refining Acquisition unlawful;

•	the obtaining of certain third-party consents required for the consummation of the Wyoming Refining Acquisition;

•	the absence of a material adverse effect on the Wyoming Refinery and Logistics Business; and

•	the execution of certain agreements related to the consummation of the Wyoming Refining Acquisition.

In addition, we and Black Elk Refining, LLC can mutually agree to terminate the Acquisition Agreement without completing the Wyoming Refining Acquisition. Further, we or Black Elk Refining, LLC can unilaterally terminate the Acquisition Agreement without the other party’s agreement and without completing the Wyoming Refining Acquisition if, among other things:

(i)	consummation of the transactions contemplated by the Acquisition Agreement would violate any nonappealable final order, decree or judgment of any governmental authority having competent jurisdiction; or

(ii)	there has been a breach by the other party of any covenant, representation or warranty contained in the Acquisition Agreement (which has not been waived in writing by the nonbreaching party), (ii) such violation or breach is not capable of being cured within 10 days after notice from the nonbreaching party and (iii) such violation or breach would result in a failure of certain conditions set forth in the Acquisition Agreement being satisfied by July 15, 2016.

Although in the event of a termination of the Acquisition Agreement, neither we nor Black Elk Refining, LLC will be required to pay a termination fee, if a party terminates the Acquisition Agreement because of a willful and knowing breach by the other party of any of its obligations, representations, warranties, agreements or covenants, the breaching party may be liable for any and all damages of the terminating party arising from such breach.

We cannot assure you that the pending Wyoming Refining Acquisition will close on our expected timeframe, or at all, or close without material adjustment. In addition, the closing of this rights offering is not conditioned on, nor is it a condition to, the closing of the Wyoming Refining Acquisition.

We may fail to successfully integrate the Wyoming Refinery and Logistics Business with our existing business in a timely manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows, or fail to realize all of the expected benefits of the Wyoming Refining Acquisition, which could negatively impact our future results of operations and financial condition.

Integration of the Wyoming Refinery and Logistics Business with our existing business will be a complex, time-consuming and costly process, particularly given that the Wyoming Refining Acquisition will significantly increase our size and diversify the geographic areas in which we operate. A failure to successfully integrate the Wyoming Refinery and Logistics Business with our existing business in a timely manner may have a material adverse effect on our business, financial condition, results of operations or cash flows. The difficulties of combining the Wyoming Refinery and Logistics Business include, among other things:

•	operating a larger combined organization and adding operations;

•	difficulties in the assimilation of the assets and operations of the Wyoming Refinery and Logistics Business;

•	customer or key employee loss from the Wyoming Refinery and Logistics Business;

•	the diversion of management’s attention from other business concerns;

•	integrating personnel from diverse business backgrounds and organizational cultures;

•	managing relationships with new customers and suppliers for whom we have not previously provided products or services;

•	maintaining an effective system of internal controls related to the Wyoming Refinery and Logistics Business and integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other regulatory compliance and corporate governance matters;

•	an inability to complete other internal growth projects and/or acquisitions;

•	difficulties integrating new technology systems that we have not historically used in our operations or financial reporting;

•	an increase in our indebtedness;

•	potential environmental or regulatory compliance matters or liabilities and title issues, including certain liabilities arising from the operation of the Wyoming Refinery and Logistics Business before the Wyoming Refining Acquisition;

•	coordinating geographically disparate organizations, systems and facilities; and

•	coordinating and consolidating corporate and administrative functions.

If we consummate the Wyoming Refining Acquisition and if any of these risks or unanticipated liabilities or costs were to materialize, then any desired benefits of the Wyoming Refinery and Logistics Business may not be fully realized, if at all, and our future results of operations could be negatively impacted. In addition, the Wyoming Refinery and Logistics Business may actually perform at levels below the forecasts we used to evaluate the Wyoming Refinery and Logistics Business, due to factors that are beyond our control, such as competition in the Wyoming Refining Company’s region, market demand for the products the Wyoming Refining Company produces and regulatory requirements for maintenance and improvement projects at the Wyoming Refining Company. If the Wyoming Refinery and Logistics Business performs at levels below the forecasts we used to evaluate the Wyoming Refining Acquisition, then our future results of operations and financial condition could be negatively impacted.

The Wyoming Refining Acquisition, if completed, may prove to be worth less than we paid because of uncertainties in evaluating potential liabilities.

Our recent growth is due in large part to acquisitions, such as the acquisitions of Texadian, PHR and Mid Pac and, if completed, the Wyoming Refining Acquisition. We expect acquisitions to be instrumental to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of potential unknown and contingent liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform due diligence reviews of acquired companies and their businesses that we believe are generally consistent with industry practices. However, such reviews will not reveal all existing or potential problems. In addition, our reviews may not permit us to become sufficiently familiar with potential environmental problems or other contingent and unknown liabilities that may exist or arise. We conducted due diligence in connection with the Wyoming Refining Acquisition prior to signing the Acquisition Agreement and are continuing to conduct due diligence during the period between the signing and closing of the acquisition. Certain due diligence related to competitive factors will not be known until the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”). As a result, there may be unknown and contingent liabilities related to Wyoming Refining Company and its business of which we are unaware. We could be liable for unknown obligations relating to the Wyoming Refining Acquisition, if completed, for which indemnification is not available, which could materially adversely affect our business, results of operations and cash flows.

Obtaining required regulatory approvals may prevent or delay completion of the Wyoming Refining Acquisition or reduce the anticipated benefits of the Wyoming Refining Acquisition or may require changes to the structure or terms of the Wyoming Refining Acquisition.

Completion of the Wyoming Refining Acquisition is conditioned upon, among other things, the expiration or termination of the applicable waiting period, including any extension thereof, under HSR. The time it takes to obtain these approvals may delay the completion of the Wyoming Refining Acquisition. Further, regulatory authorities may place certain conditions on their approval of the transaction. Satisfying these conditions may also delay the completion of the transaction and/or may reduce the anticipated benefits of the Wyoming Refining Acquisition, which could have a material adverse effect on our business and cash flows, financial condition and results of operations. Additionally, at any time before or after the transaction is completed, the Antitrust Division of the Department of Justice, the Federal Trade Commission or U.S. state attorneys general could take action under the antitrust laws in opposition to the transaction, including seeking to enjoin completion of the transaction, condition completion of the transaction upon the divestiture of certain assets or impose restrictions on the post-closing operations. Any of these requirements or restrictions may prevent or delay completion of the Wyoming Refining Acquisition or may reduce the anticipated benefits of the Wyoming Refining Acquisition, which could also have a material adverse effect on our business and cash flows, financial condition and results of operations.

Financing the Wyoming Refining Acquisition will substantially increase our outstanding indebtedness.

We intend to fund the Wyoming Refining Acquisition with net proceeds from this rights offering, the notes offering, the Acquisition Facility, the Bridge Notes (if the Wyoming Refining Acquisition closes before this rights offering is completed or if all of the subscription rights offered under this prospectus are not exercised) and cash on hand. After giving effect to these transactions, including the payment of the Wyoming Refining Acquisition purchase price and related expenses, we expect the principal amount of our outstanding indebtedness to increase from $167.4 million as of March 31, 2016 to approximately $             million. This increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditure or working capital needs because we will require additional funds to service our outstanding indebtedness and may not be able to obtain additional financing on favorable terms or at all. For a discussion about the risks posed by leverage generally and by the covenants in our existing debt agreements, please read our Risk Factors in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2015.

Flaws in our ongoing due diligence in connection with the Wyoming Refining Acquisition could have a significant negative effect on our financial condition and results of operations.

We conducted limited due diligence in connection with the Wyoming Refining Acquisition prior to signing the acquisition purchase agreement and are continuing to conduct due diligence during the period between the signing and closing of the acquisition. Certain due diligence related to competitive factors will not be known until the HSR review is completed. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process and the fact that such efforts do not always lead to a consummated transaction. Diligence may not reveal all material issues that may affect a particular entity. In addition, factors outside the control of the entity and outside of our control may later arise. If, during the diligence process, we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may become subject if we obtain debt financing. We cannot assure you that we will not have to take write-downs or write-offs in connection with the acquisitions of certain of the assets and assumption of certain liabilities of Wyoming Refining Company, which could have a negative effect on our financial condition and results of operation following closing.

In connection with the Wyoming Refining Acquisition, we will be required to undertake significant remediation and other corrective actions with respect to certain environmental matters.

In connection with the Wyoming Refining Acquisition, there are several environmental issues that will require us to undertake significant remediation efforts and other corrective actions. The Newcastle Refinery, owned by Wyoming Refining Company, is subject to a number of consent decrees, orders, and settlement agreements involving the U.S. Environmental Protection Agency and/or the Wyoming Department of Environmental Quality, some of which date back to the late 1970s and several of which remain in effect, requiring further actions at the Newcastle Refinery.

As is typical of older small refineries like the Newcastle Refinery, the largest cost component arising from these various decrees relates to the investigation, monitoring, and remediation of soil, groundwater, surface water, and sediment contamination associated with the facility’s historic operations. Investigative work by Wyoming Refining Company and negotiations with the relevant agencies as to remedial approaches remain ongoing on a number of aspects of the contamination, meaning that investigation, monitoring, and remediation costs are not reasonably estimable for some elements of these efforts. Based on current information, however, preliminary estimates we have received for the well-understood components of these efforts suggest total response costs of approximately $22.5 million, approximately one-third of which we expect to incur in the next five years, with the remainder being incurred over approximately 30 years. We have the right to seek indemnification from the seller under the Acquisition Agreement for breaches of representations and warranties related to environmental matters, subject to the limitations on indemnification provided therein.

Additionally, we believe the Newcastle Refinery will need to modify or close a series of wastewater impoundments in the next several years and to replace those impoundments with a new wastewater treatment system. Based on preliminary information, reasonable estimates we have received suggest costs of approximately $2.1 million to modify or close the existing wastewater treatment ponds and approximately $11.6 million to design and construct a new wastewater treatment system.

Finally, among the various historic consent decrees, orders, and settlement agreements into which the Newcastle Refinery has entered, there are several penalty orders associated with exceedances of permitted limits by the Newcastle Refinery’s wastewater discharges. Although the frequency of these exceedances appears to be declining over time, we may become subject to new penalty enforcement action in the next several years, which could involve penalties in excess of $100,000. Moreover, in addition to the issues associated with the Newcastle Refinery, certain product pipeline assets are being acquired in the Wyoming Refining Acquisition. The Pipeline and Hazardous Materials Administration (“PHMSA”) recently conducted an integrated inspection of the products pipeline with additional follow-up regarding integrity management planning and general operations and maintenance. Based on preliminary discussions with PHMSA following this inspection, the Newcastle Refinery anticipates a civil penalty in excess of $100,000. In connection with our acquisition of, and commencement of operations at, the Newcastle Refinery, findings of a past failure to comply with applicable environmental or pipeline safety laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties that could be in excess of $100,000, the imposition of investigatory, remedial or corrective actions and the issuance of orders enjoining future operations or imposing additional compliance requirements on such operations.

We may not consummate the Wyoming Refining Acquisition, and this offering is not conditioned on the consummation of the Wyoming Refining Acquisition.

We intend to use the net proceeds from this rights offering, along with the net proceeds from the Bridge Notes (if the Wyoming Refining Acquisition closes before this rights offering is completed or if all of the subscription rights offered under this prospectus are not exercised), the notes offering and the Acquisition Facility, to fund a portion of the purchase price for the Wyoming Refining Acquisition, as described under “Summary — Recent Developments — Wyoming Refining Acquisition.” However, we may not consummate the Wyoming Refining Acquisition, which is subject to the satisfaction of customary closing conditions. There can be no assurance that such conditions will be satisfied or that the Wyoming Refining Acquisition will be consummated. Further, we may not consummate the notes offering or this rights offering, which are each subject to market conditions and other factors.

This rights offering is not conditioned on the consummation of the Wyoming Refining Acquisition or the notes offering. Therefore, upon the closing of this rights offering, if you exercise your subscription rights you will become a holder of our common stock regardless of whether either the Wyoming Refining Acquisition or the notes offering are consummated, delayed or terminated. If the Wyoming Refining Acquisition or the notes offering are delayed or terminated, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Wyoming Refining Acquisition and the rights offering will be consummated on the terms described herein.

If the Wyoming Refining Acquisition is not consummated, the Bridge Notes will not be issued and our management will have broad discretion in the application of the net proceeds of this offering and could apply the proceeds in ways that you or other stockholders may not approve. In such event, the market price of our common stock could be adversely affected.

The volatility of crude oil prices and refined product prices and changes in the demand for such products may have a material adverse effect on our business, financial condition, results of operations or cash flows.

Expected earnings and cash flows from the Wyoming Refining Acquisition depend on a number of factors, including to a large extent the cost of crude oil and other refinery feedstocks which has fluctuated significantly in recent years. While prices for refined products are influenced by the price of crude oil, the constantly changing margin between the price we pay for crude oil and other refinery feedstocks and the prices we receive for refined products (“crack spread”) also fluctuates significantly. The prices we pay and prices we receive depend on numerous factors beyond our control, including the global supply and demand for crude oil, gasoline and other refined products, which are subject to, among other things:

•	changes in the global economy and the level of foreign and domestic production of crude oil and refined products;

•	availability of crude oil and refined products and the infrastructure to transport crude oil and refined products;

•	local factors, including market conditions, the level of operations of other refineries in our markets and the volume and price of refined products imported;

•	threatened or actual terrorist incidents, acts of war and other global political conditions;

•	government regulations; and

•	weather conditions, hurricanes or other natural disasters.

In addition, we purchase our refinery feedstocks before manufacturing and selling the refined products. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant impact on our financial results. We also purchase refined products manufactured by others for sale to our customers. Price level changes during the periods between purchasing and selling these refined products could also have a material adverse effect on our business, financial condition, results of operations or cash flows.

The Wyoming Refining Company is particularly vulnerable to disruptions to our refining operations because its refining operations are concentrated in one facility, which is scheduled for a maintenance turnaround during 2019 and 2020 that will involve significant expenditures.

Because all of Wyoming Refining Company’s refining operations are concentrated in the Newcastle Refinery, a significant disruption at the Newcastle facility could have a material adverse effect on our business, financial condition or results of operations.

The Wyoming Refining Company expects to perform a significant maintenance turnaround at the Newcastle Refinery during 2019 and 2020, which will involve anticipated expenditures of $30 million to $31 million. All or a portion of its refinery’s production may be halted or disrupted during the turnaround and the turnaround, if unsuccessful or delayed, could have a material adverse effect on our business, financial condition or results of operations.

In addition, the Newcastle Refinery may require additional unscheduled down time for unanticipated maintenance or repairs that are more frequent than our scheduled turnarounds. Refinery operations may also be disrupted by external factors such as a suspension of feedstock deliveries or an interruption of electricity, natural gas, water treatment or other utilities. Other potentially disruptive factors include natural disasters, severe weather conditions, workplace or environmental accidents, interruptions of supply, work stoppages, losses of permits or authorizations or acts of terrorism. Disruptions to our refining operations could reduce our revenues during the period of time that our processing units are not operating.

The financial and operating results for Wyoming Refining Company, including the products it refines and distributes are seasonal and generally lower in the first and fourth quarters of the year.

The operating results for Wyoming Refining Company, including the products it refines and sells can be seasonal. Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. Wyoming Refining Company’s financial and operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year as a result of this seasonality.

We could be held responsible in the future for decommissioning liabilities for offshore interests we no longer own.

Under state and federal law, oil and gas companies are obligated to plug and abandon (“P&A”) a well and restore the lease to pre-operating conditions after operations cease. U.S. state and federal regulations allow the government to call upon predecessors in interest of oil and gas leases to pay for P&A, restoration and decommissioning obligations if the current operator fails to fulfill those obligations, the costs of which could be significant. On March 23, 2016, we assigned our interests in the Point Arguello Unit offshore California to Whiting Oil and Gas Corporation; however, as a former record title holder, the federal Bureau of Ocean Energy Management could call upon us to fulfill the P&A obligations related to these divested assets if the then current lessee of those assets are unable to fulfill their obligations.

Renewable fuels mandates may reduce demand for the petroleum fuels we produce, which could have a material adverse effect on our business results of operations and financial condition and the Wyoming Refining Acquisition.

The EPA has issued Renewable Fuel Standard (“RFS”) mandates, requiring refiners such as us to blend renewable fuels into the petroleum fuels they produce and sell in the U.S. We, and other refiners subject to RFS, may meet the RFS requirements by blending the necessary volumes of renewable fuels produced by us or purchased from third parties. To the extent that refiners will not or cannot blend renewable fuels into the products they produce in the quantities required to satisfy their obligations under the RFS program, those refiners must purchase renewable credits, referred to as renewable identification numbers (“RINs”), to maintain compliance. To the extent that we exceed the minimum volumetric requirements for blending of renewable fuels, we generate our own RINs that we have the option of retaining for current or future RFS compliance or selling on the open market.

Under the RFS program, the volume of renewable fuels that obligated parties are required to blend into their finished petroleum fuels increases annually over time until 2022. Our refinery in Hawaii and the Newcastle Refinery are subject to compliance with the RFS mandates. On November 30, 2015, the EPA issued final volume mandates for the years 2014 through 2016, which are generally lower than the corresponding statutory mandates for those years.

Existing laws, regulations or regulatory initiatives could change and, notwithstanding that the EPA’s proposed volume mandates for 2014 through 2016 are generally lower than the corresponding statutory mandate for those years, the final minimum volumes of renewable fuels that must be blended with refined petroleum fuels could increase in the future. Despite a decline in RINs prices from relatively higher levels observed during mid-2013, we cannot currently predict the future prices of RINs and, thus, the expenses related to acquiring RINs in the future could increase relative to the cost in prior years. During 2015, we paid $6.3 million for RINs and expect to pay approximately the same amount in 2016. Any increase in the final minimum volumes of renewable fuels that must be blended with refined petroleum fuels, and/or any increase in the cost to acquire RINs has the potential to result in significant costs in connection with RINs compliance for 2016 and future years, which costs could be material and may have a material adverse impact on our business, financial condition, and results of operations. Finally, while there is no current regulatory standard that authenticates RINs that may be purchased on the open market from third parties, we believe that the RINs we purchase are from reputable sources, are valid and serve to demonstrate compliance with applicable RFS requirements. However, if this belief proves incorrect and the RINs that we purchase are not valid or in compliance with applicable RFS requirements, our financial condition and cash flows may be adversely effected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents we incorporate by reference herein may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (“PSLRA”), or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements of Par and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this prospectus and the documents we incorporate by reference herein. Please read “Risk Factors” on page 23 of this prospectus. The risk factors and other factors noted throughout this prospectus and in the documents incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to, the following:

•	our plans, objectives, expectations and intentions with respect to future operations after the Wyoming Refining Acquisition;

•	our expectations with respect to our future financial results after the Wyoming Refining Acquisition;

•	satisfaction of the conditions to the closing of the Wyoming Refining Acquisition and the possibility that the Wyoming Refining Acquisition will not close;

•	timing of the completion of the proposed Wyoming Refining Acquisition;

•	our ability to obtain financing to fund a portion of the final purchase price of the Wyoming Refining Acquisition; and

•	the total aggregate purchase price to be paid by us at the closing of the Wyoming Refining Acquisition (including the final value of the hydrocarbon inventories of the Wyoming Refinery and Logistics Business at the closing and the final amount of capital expenditures incurred at the Wyoming Refining Company to be reimbursed by us).

The forward-looking statements contained in this prospectus and in the documents we incorporate herein by reference are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents we incorporate herein by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described under the heading “Risk Factors” in this prospectus and elsewhere in the documents we incorporate herein by reference. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

NO BOARD RECOMMENDATION

The Board believes this rights offering is in our best interests. We are making this rights offering in order to raise approximately $50.0 million, before expenses, in new capital to be used to fund a portion of the purchase price of the Wyoming Refining Acquisition, or if the Wyoming Refining Acquisition closes prior to the completion of this rights offering, to prepay or repay the Bridge Notes. See “Use of Proceeds” for a discussion of how we intend to allocate and use the proceeds from this rights offering.

The Board is not making any recommendation to you as to whether you should exercise your subscription rights. You must make your own decision as to whether to exercise your subscription rights.

No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus, the information incorporated by reference in this prospectus and the other documents delivered herewith. You should rely only on the information provided in this prospectus or other information that we have referred you to. This prospectus and the other documents referred to do not constitute an offer to sell or a solicitation to buy securities in any jurisdiction in which an offer or a solicitation would be unlawful.

The information agent for the rights offering, D.F. King & Co., Inc., has agreed to provide services to us in connection with the rights offering. If you require assistance, you should contact the information agent and not members of management or the Board. Please contact the information agent at: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (877) 478-5046.

USE OF PROCEEDS

We are making this rights offering in order to raise approximately $50.0 million, before expenses, in new capital to be used to fund a portion of the purchase price of the Wyoming Refining Acquisition, or if the Wyoming Refining Acquisition closes prior to the completion of this rights offering, to prepay or repay the Bridge Notes. The Bridge Notes will accrue interest at a rate of 2.50% per year (calculated on a 360-day basis) and will mature 90 days following issuance, provided that if this rights offering has not been consummated by the maturity date, we may elect to extend the maturity for a period of 30 additional days in order to facilitate the closing of this rights offering in consideration for the payment of 0.25% of the aggregate principal amount of the outstanding Bridge Notes. For more information on the Bridge Notes, please read “Bridge Notes Commitment.” We have not engaged an underwriter so no underwriting fees or commission will be payable in connection with this rights offering. Assuming that this rights offering is fully subscribed, we expect to receive proceeds of approximately $50.0 million from this rights offering.

Subject to our contractual obligations to use the proceeds from this rights offering to repay any outstanding Bridge Notes, our management and the Board will retain broad discretion in deciding how to allocate the net proceeds of this rights offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization as of March 31, 2016:

•	on an actual basis;

•	as adjusted to give effect to this rights offering, assuming it is fully subscribed, and the application of the net proceeds therefrom as described under “Use of Proceeds”; and

•	as further adjusted to give effect to (i) the consummation of the Wyoming Refining Acquisition, (ii) assumption of $58.0 million under the Wyoming Refining Company’s term and revolving loan agreement, (iii) the entry into the new $65 million term loan facility for Wyoming Refining Company to fund a portion of the purchase price of the Wyoming Refining Acquisition, (iv) the issuance and sale of $ of notes in the notes offering, and (v) posting of short-term credit support of $10 million related to the Wyoming Refining Company business.

We derived this table from, and it should be read in conjunction with the historical financial statements and the accompanying notes included in our quarterly report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference into this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in such quarterly report.

	As of March 31, 2016
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and cash equivalents	$121,758	$	$

Principal amount of long-term debt, including current maturities:
KeyBank Credit Agreement	107,250
Term loan	60,119
Wyoming Refining Company Parent Facility	—

Wyoming Refining Company Credit Facility and Term Loan	—

Convertible notes	—

Total principal amount of long-term debt	167,369

Stockholders’ equity:
Preferred stock, $0.01 par value; 3,000,000 shares authorized, none issued	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 41,106,105 shares issued and outstanding (actual), shares issued and outstanding (as adjusted and as further adjusted) (1)	411
Additional paid-in capital	517,165
Accumulated deficit	(193,639)

Total stockholders’ equity	323,937

Total capitalization	$491,306	$	$

(1)	The number of shares of our common stock issued and outstanding does not include:

•	1,742,785 shares of our common stock issuable upon the exercise of stock options, at a weighted-average exercise price of $20.13 per share;

•	345,135 shares of our common stock issuable upon the exercise of warrants, at an exercise price of $0.10 per share; and

•	1,300,901 additional shares of our common stock available for future issuance under our 2012 Long Term Incentive Plan.

WYOMING REFINING ACQUISITION

As part of our strategy to duplicate our business in other locations, on June 14, 2016, we entered into the Acquisition Agreement to acquire the Wyoming Refining Company which owns and operates a refinery in Newcastle, Wyoming and, through its wholly owned subsidiary, certain associated logistics assets. The Wyoming Refinery and Logistics Business includes:

•	the Newcastle Refinery;

•	approximately 650,000 barrels of crude and refined product storage capacity; and

•	a 140-mile crude oil pipeline gathering system in northeast Wyoming.

The aggregate purchase price for the Wyoming Refining Acquisition is $271.4 million, including the assumption of $58.0 million of Wyoming Refining Company indebtedness, subject to certain customary purchase price adjustments. No additional consideration will be paid for the working capital of the business.

The Wyoming Refinery and Logistics Business provide us with greater scale, geographic diversity and development potential. Our total refining throughput capacity will increase by approximately 19% to 112,000 barrels per day.

We believe the Wyoming Refinery and Logistics Business is well-positioned with an integrated network of refining and logistics assets to serve the specific energy needs of Wyoming and South Dakota. We also believe the Newcastle Refinery has access to advantageously priced Rocky Mountain and North Dakota Sweet crudes, including from the Powder River Basin and the Williston Basin. Additionally, due to the strong local demand profile, the Newcastle Refinery has historically operated with strong refining margins.

The consummation of the Wyoming Refining Acquisition is subject to the satisfaction of customary closing conditions, including, among other things, the expiration or termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of specified third-party and governmental consents and approvals, the absence of legal impediments prohibiting the Wyoming Refining Acquisition and the absence of a material adverse effect on the business, assets, liabilities or results of operations or condition of Wyoming Refinery and Logistics Business. The Acquisition Agreement provides that the closing will occur as soon as possible after satisfaction or waiver of all conditions to closing. There is no assurance that all of the conditions to the consummation of the Wyoming Refining Acquisition will be satisfied. In any event, we expect the Wyoming Refining Acquisition to close in mid-July 2016, subject to customary closing conditions. For more information about the Wyoming Refining Acquisition, please read our Current Report on Form 8-K filed with the SEC on June 15, 2016 and incorporated by herein by reference.

We intend to fund the Wyoming Refining Acquisition with net proceeds from this rights offering, the notes offering, borrowings under a new $65 million term loan facility by the parent of Wyoming Refining Company, borrowings from the issuance of the Bridge Notes if the Wyoming Refinery Acquisition closes before this rights offering is completed or if all subscription rights are not exercised, and cash on hand. The closing of this rights offering is not conditioned on the closing of the Wyoming Refining Acquisition.

Set forth below are certain material terms of the Acquisition Agreement:

Deposit: As consideration for the Black Elk Refining, LLC’s entry into the letter intent with respect to the Wyoming Refining Acquisition, we made a deposit against the purchase price of $5.0 million (the “Deposit”). The Deposit will be returned by Black Elk Refining, LLC in the event that the Acquisition Agreement is terminated (i) by the mutual agreement of the parties thereto, (ii) in the event of a breach by Black Elk Refining, LLC of its covenant to operate the business of the Wyoming Refining Company in the ordinary course between the date of the execution of the Acquisition Agreement and the closing of the Wyoming Refining Acquisition, and (iii) by either party as a result of the failure of its respective closing conditions relating to (1) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (2) the existence of certain third-party proceedings, or (3) the existence of a restraining order, injunction or other order that seeks to restrain or prohibit the Acquisition.

Closing Conditions: The closing of the Wyoming Refining Acquisition is subject to certain customary closing conditions, including obtaining the necessary consents and approvals to the Wyoming Refining Acquisition and no material adverse effect on the business and operations of Wyoming Refining Company or its subsidiary since the execution of the Acquisition Agreement. Our obligation to consummate the Wyoming Refining Acquisition is also conditioned upon our having secured financing to fund the Purchase Price. The closing of the Acquisition Agreement is expected to take place in mid-July 2016. The parties have agreed to an outside date for closing of July 20, 2016, after which either party may terminate the Acquisition Agreement.

Representations, Warranties and Covenants: The Acquisition Agreement contains customary representations, warranties and covenants for a transaction of this type.

Indemnification:

The representations and warranties made by the parties in the Acquisition Agreement survive for a period ending on December 31, 2016. The special representations, including representations related to organization, qualification and power, authority and enforceability, capitalization of the Wyoming Refining Company and its subsidiary and brokers, survive indefinitely. The covenants and agreements of the parties pertaining to the pre-closing period survive until the closing (except as explicitly provided for in the Acquisition Agreement), and the covenants and agreements of the parties pertaining to the post-closing period survive until the full performance of such covenants and agreements (except as explicitly provided for in the Acquisition Agreement).

We are indemnified by Black Elk Refining, LLC for claims and losses arising out of or related to breaches of representations, warranties and covenants of Black Elk Refining, LLC in the Acquisition Agreement, certain taxes and certain matters related to the Wyoming Refining Company’s products pipeline. In addition, we are indemnified by Black Elk Refining, LLC for the value of a reduction in the hydrocarbon inventory of the Wyoming Refining Company and its subsidiary between May 31, 2016 and the closing (such amount, the “Inventory Balance”), subject to a $100,000 threshold for any such claim. We agreed to indemnify Black Elk Refining, LLC for claims and losses arising out of or related to breaches of representations, warranties and covenants of the buyer in the Acquisition Agreement, the breach of any covenant in the Acquisition Agreement, our obligations with respect to certain employees of the Wyoming Refining Company and its subsidiary that perform services for us or the Wyoming Refining Company and its subsidiary following the closing and certain guarantees of the seller with respect to crude oil purchase contracts.

We may not make a claim for indemnification against Black Elk Refining, LLC for breaches of representations or warranties unless such claim has a value in excess of $100,000. No claims for indemnification for breaches of representations or warranties can be made unless the aggregate amount of all claims and losses, excluding claims less than the minimum amount specified above, exceeds 1.0% of the purchase price. The maximum amount that Black Elk Refining, LLC will be required to pay in respect to claims for indemnification with respect to breaches of representations or warranties is $5.0 million. Claims related to each party’s special representations and warranties related are not subject to the limitations enumerated above.

To secure Black Elk Refining, LLC’s indemnification obligations under the Acquisition Agreement, we will retain an amount equal to $5.0 million plus our good faith estimate of the Inventory Balance in a segregated account, free and clear of all liens, until the later of (i) December 31, 2016, and (ii) the date that the last claim for indemnification then pending under the Acquisition Agreement has been paid in full or fully and finally resolved by agreement of the parties or by final, non-appealable court order, subject to certain exceptions for the early release of such amount.

Non-Solicitation and Non-Competition.

In connection with the closing of the Wyoming Refining Acquisition, pursuant to the Acquisition Agreement, Black Elk Refining, LLC and certain members of Black Elk Refining, LLC (collectively, the “Restricted Parties”) will enter into a restrictive covenants and transaction closing agreement pursuant to which such parties agree, among other things, that for a period of three years after the closing, the Restricted Parties may not, and may not permit any of their respective affiliates to (i) engage in the business of owning, operating and using a refinery and related assets within a 150-mile radius of Newcastle, Wyoming, (ii) solicit any employees of us, Wyoming Refining Company, its subsidiary or their respective affiliates, or (iii) solicit or call on any customers of the business of the Wyoming Refining Company or its subsidiary, subject to limited exceptions provided for therein.

BRIDGE NOTES COMMITMENT

On June 14, 2016 (the “Bridge Execution Date”), we entered into the Bridge Notes Commitment Letter pursuant to which we agreed to issue an aggregate of up to $52,500,000 of Bridge Notes due 90 days after issuance. The issuance of the Bridge Notes is intended to provide us with immediate liquidity pending the commencement and closing of this rights offering. In the event that this rights offering is completed prior to the Wyoming Refining Acquisition, then the amount of the Bridge Notes shall be reduced on a dollar for dollar basis in the amount of any net proceeds received by us from this rights offering and any remaining Bridge Notes will be automatically converted into shares of our common stock at the Subscription Price. We may also elect to extend the maturity of the Bridge Notes for an additional 30 days in order to facilitate the closing of this rights offering (the “Extension Period”) in consideration for the payment of 0.25% of the aggregate principal amount of the outstanding Bridge Notes (the “Extension Fee”). The principal and accrued interest on the Bridge Notes will be payable on maturity of the Bridge Notes, unless earlier prepaid or converted. We will use the proceeds from the issuance of the Bridge Notes to finance a portion of the purchase price for the Wyoming Refining Acquisition. The Bridge Notes are mandatorily convertible into shares of our common stock at the Subscription Price (as defined below) and will convert into shares of our common stock, upon the earlier of (i) closing of this rights offering or (ii) maturity of the Bridge Notes. The conversion rate for the Bridge Notes shall initially be equal to the exercise price for the subscription rights, subject to customary adjustments and the limitations described below.

The exercise price for the subscription rights, as determined by the Board, will be the conversion rate for the Bridge Notes; provided, however, that under the Bridge Notes Commitment Letter such exercise price will be (i) not greater than $15.00 per whole share and (ii) at a discount to the market price of our common stock at the close of trading on the date such exercise price is determined (the “Subscription Price”); and the total number of shares of common stock to be offered will be approximately 3.33 million, subject to adjustment based upon the Subscription Price. The terms of the rights offering are described herein under “Prospectus Summary — The Rights Offering” and in more detail under “The Rights Offering.”

Pursuant to the Bridge Notes Commitment Letter, we have agreed that all net proceeds from this rights offering will be used to reduce the amount of Bridge Notes to be issued if completed prior to the issuance of the Bridge Notes, or to prepay or pay, as the case may be, the Bridge Notes following issuance. Any unpaid amounts on the Bridge Notes (including accrued but unpaid interest) after payment of all net proceeds from this right offering shall be satisfied through the conversion of the Bridge Notes into shares of our common stock at the Subscription Price. Pursuant to the Bridge Notes Commitment Letter, we agreed to file the registration statement of which this prospectus forms a part and to use our commercially reasonable best efforts to have such registration statement declared effective as promptly as possible. Issuance of any shares of our common stock upon conversion of the Bridge Notes shall be subject to the transfer restrictions set forth in Article 11 of our certificate of incorporation. Each of the Bridge Lenders has agreed that it will not sell, pledge or otherwise transfer any shares of our common stock prior to the completion of this rights offering. The Bridge Notes Commitment Letter also provides that, as a condition to the obligations of the Bridge Lenders to fund the Bridge Notes, we and the Bridge Lenders shall enter into a registration rights agreement (providing the Bridge Lenders with demand and piggyback registration rights (subject to the priorities of stockholders under existing registration rights agreements) with respect to all shares of common stock issued to the Bridge Lenders and their respective assigns pursuant to the Bridge Notes Commitment Letter and the Bridge Notes issued under such agreement. In addition, we shall, as soon as reasonably practicable, file a Form S-3 resale shelf registration statement to register for resale those securities, but in any event no later than 60 calendar days after the closing of this rights offering. The purchase of the Bridge Notes under the Bridge Notes Commitment Letter will be made pursuant to a note purchase agreement (the “Note Purchase Agreement”) and the purchase of the Bridge Notes will be subject to compliance with the representations and warranties, customary covenants and conditions to closing set forth in the Note Purchase Agreement, including the representations, covenants and conditions to such closing as described in the Bridge Notes Commitment Letter.

On the Execution Date, each of the Bridge Lenders earned a commitment fee (the “Commitment Fees”) equal to 5.0% of its respective and several commitment to purchase the Bridge Notes through August 1, 2016 whether or not such Bridge Notes are issued. In the event that the Bridge Notes are issued, then the Commitment Fees shall be payable in the form of reduced proceeds to us upon issuance of the Bridge Notes. In the event that (i) the Bridge Notes have been issued, (ii) this rights offering has not been completed upon the maturity of the Bridge Notes and (iii) we have elected to extend the maturity of the Bridge Notes for the Extension Period in consideration for the payment the Extension Fee, then such Extension Fee shall be payable in cash upon exercise of such Extension Period. In the event that the Bridge Notes are not issued, then the Commitment Fees shall be payable in cash within five business days following the August 1, 2016 expiration of the Bridge Notes Commitment Letter. We shall also reimburse the Bridge Lenders, whether or not the Bridge Notes are issued or this rights offering is completed, for all of the costs and expenses, including legal fees, incurred by the Bridge Lenders. Conditions to the obligations of the Bridge Lenders under the Bridge Notes Commitment Letter include (i) representations and warranties being true and correct; (ii) all conditions to the consummation of the Wyoming Refining Acquisition having been satisfied or waived and the net proceeds from the issuance of the Bridge Notes being used to pay a portion of the purchase price for the Wyoming Refining Acquisition; (iii) the parties having entered into the Note Purchase Agreement, the associated registration rights agreement and such other reasonably requested documentation; and (iv) the acknowledgement of the continued validity without modification of the prior approvals for transfers under the Allocation Agreement (as defined under “Description of Capital Stock — Common Stock”) previously entered into with remaining emergence 5% Shareholders, including, among others, certain of the Bridge Lenders and their affiliates.

The Bridge Notes will be our unsecured obligations and will rank: (i) subordinated in right of payment to any of our secured indebtedness; (ii) senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the Bridge Notes; (iii) equal in right of payment to any of our unsecured indebtedness that is not so subordinated; and (iv) structurally junior to all indebtedness and other liabilities of any our subsidiaries. Subject to the terms and conditions set forth in the Bridge Notes Commitment Letter and the Note Purchase Agreement, the purchase of the Bridge Notes by the Bridge Lenders shall close simultaneous with the closing of the Wyoming Refining Acquisition, but in any event on or before August 1, 2016, unless extended for the Extension Period.

We have filed a copy of the Bridge Notes Commitment Letter with the SEC, and it is incorporated by reference herein. Please read “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

As of June 14, 2016, our authorized capital consisted of 500,000,000 shares of voting common stock, of which 41,101,279 shares were issued and outstanding, and 3,000,000 shares of undesignated preferred stock, none of which were outstanding.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and stockholders agreement, as well as the Warrant Issuance Agreement, Registration Rights Agreement and Private Placement Registration Rights Agreement (each as defined below) relating to our capital stock, as well as the registration rights agreement provided in connection with the note offering (the “Note Registration Rights Agreement”) and under the Bridge Notes Commitment Letter. You should read our certificate of incorporation, bylaws, stockholders agreement, Warrant Issuance Agreement, Registration Rights Agreement, Private Placement Registration Rights Agreement, the Notes Registration Rights Agreement and the Bridge Notes Commitment Letter as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference herein. Please read “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor.

Our certificate of incorporation contains restrictions on the transfer of the Company Securities by holders who are, or would become as a result of such transfer, 5% Shareholders. Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382.

As described above, on November 10, 2014, as permitted by the terms of Article 11 of our certificate of incorporation, we entered into the Allocation Agreement with ZCOF, ZCOF Par Petroleum Holdings, L.L.C. and Whitebox Multi-Strategy Partners, L.P. to reallocate the proportionate amount of our common stock that the 5% Shareholders are permitted to transfer among our remaining 5% Shareholders. In accordance with Article 11 of our certificate of incorporation, the Board has approved, on a prospective basis, one or more Transfers (as defined in our certificate of incorporation) of shares of our common stock by the remaining 5% Shareholders up to the new allocation amounts included on a schedule to the Allocation Agreement.

Warrants

On August 31, 2012, pursuant to the terms of a warrant issuance agreement (the “Warrant Issuance Agreement”), we issued warrants (the “Warrants”) to purchase up to an aggregate of 959,213 shares (the “Warrant Shares”) of our common stock. The holders of the Warrants are entitled to purchase Warrant Shares at an exercise price of $0.10 per share, subject to certain adjustments from time to time. The Warrants expire on the earlier of August 31, 2022 or the occurrence of certain merger or consolidation transactions. At June 14, 2016, Warrants to purchase an aggregate of 345,135 Warrant Shares were outstanding.

The initial number of Warrant Shares was determined based on the number of shares of our common stock issued as allowed claims by the U.S. Bankruptcy Court for the District of Delaware pursuant to the plan of reorganization. The number of Warrant Shares and the exercise price will be adjusted in the event that any additional shares of our common stock or securities convertible into our common stock (the “Unresolved Bankruptcy Shares”) are authorized to be issued under the plan of reorganization by the bankruptcy court after August 31, 2012, as a result of any unresolved bankruptcy claims under the plan of reorganization. Upon each issuance of any Unresolved Bankruptcy Shares, the exercise price will be reduced to an amount equal to the product obtained by multiplying (A) the exercise price in effect immediately prior to such issuance or sale, by (B) a fraction, the numerator of which will be (x) 14,765,581 and (y) the denominator of which will be sum of (1) 14,765,581 and (2) and the number of additional Unresolved Bankruptcy Shares authorized for issuance under the plan of reorganization. Upon each such adjustment of the exercise price, the number of Warrant Shares will be increased to the number of shares determined by multiplying (A) the number of Warrant Shares which could be obtained upon exercise of such Warrant immediately prior to such adjustment by (B) a fraction, the numerator of which will be the exercise price in effect immediately prior to such adjustment and the denominator of which will be the exercise price in effect immediately after such adjustment.

The number of shares of our common stock issuable upon exercise of the Warrants and the exercise prices of the Warrants will be adjusted in connection with certain issuances or sales of shares of our common stock and convertible securities, or any subdivision, reclassification or combinations of common stock, as set forth in the Warrant Issuance Agreement. Additionally, in the case of any reclassification or capital reorganization of our capital stock, the holder of each Warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Warrant had been exercised.

Preferred Stock

The Board is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series and the number of shares to constitute the series;

•	the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

•	whether the shares of the series shall be subject to redemption by the company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•	whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the company, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the company.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the Board may determine not to seek stockholder approval.

Although the Board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. The Board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Anti-Takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and our bylaws provide that only the chairman of the Board, the chief executive officer, or any officer upon the written request of a majority of the Board, may call a special meeting of the stockholders.

Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the liability of directors, indemnification of officers and directors, and the transfer restrictions noted above. Our bylaws require a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the Board as well as for another party to obtain control of us by replacing the Board. Because the Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

As noted above, our certificate of incorporation contains restrictions on the transfer of Company Securities by holders who are, or would become as a result of such transfer, 5% Shareholders. These restrictions on transfer may have the effect of preserving effective control of us by our principal stockholders and preserving the tenure of the board of directors and management.

In addition, the company is subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or is an affiliate or associate of the corporation and within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Stockholders Agreement

The company entered into a stockholders agreement in April 2015 for the benefit of the holders of any of our securities entitled to vote for members of the Board providing that in the event that we are no longer required to file annual and quarterly reports with the SEC, we will provide, as soon as reasonably practicable, comparable audited reports on an annual basis, unaudited reports on a quarterly basis (which annual and quarterly reports shall contain substantially similar descriptions of business and management discussion and analysis provisions as are then required to be included in relevant filings with the SEC), and earnings releases on a quarterly basis, made available to such holders through a secure website and subject to a standard click-through access and confidentiality agreement.

Registration Rights Agreements

Registration Rights Agreement

The company and certain of our stockholders (the “Rights Holders”), including affiliates of ZCOF and Whitebox, are parties a registration rights agreement (the “Registration Rights Agreement”) providing the Rights Holders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, any Rights Holder or group of Rights Holders that, together with its or their affiliates, holds more than fifteen percent (15%) of the Registrable Shares (as defined in the Registration Rights Agreement), will have the right to require the company to file with the

SEC, a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act or the Exchange Act for a public offering of all or part of its Registrable Shares (a “Demand Registration”) by delivery of written notice to the company, or a demand request.

Within 90 days after receiving the demand request, we are required to file with the SEC the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the demand registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a demand registration within ninety (90) days after the effective date of a previous demand registration, other than for a shelf registration, or (ii) to effect a demand registration unless the demand request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such demand request or is for one hundred percent of the demanding holders of Registrable Shares with respect to any demand registration made on Form S-1 or (y) $5 million as of the date of such demand request with respect to any demand registration made on Form S-3.

Upon receipt of any demand request, we are required to give written notice, within ten (10) days of such demand request, to all other holders of Registrable Shares, who will have the right to elect to include in any subsequent demand registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which the company has received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations and our certificate of incorporation. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

Pursuant to the Registration Rights Agreement, a registration statement relating to resales by affiliates of ZCOF and Whitebox of the shares received by them in connection with our emergence from bankruptcy on August 31, 2012 was declared effective by the SEC on June 23, 2015.

Private Placement Registration Rights Agreement

In connection with our private placement of approximately 14.4 million shares of common stock in September 2013, we entered into a registration rights agreement with the purchasers in the private placement (the “Private Placement Registration Rights Agreement”). Under the Private Placement Registration Rights Agreement, we agreed to file with the SEC within 60 days after the closing date of the private placement and to use our commercially reasonable efforts to cause to become effective a registration statement relating to the shares. We also agreed to use our commercially reasonable efforts to keep the registration statement effective until the earliest to occur of (i) the disposition of all registrable securities, (ii) the availability under Rule 144 for each holder of registrable securities to immediately freely resell such registrable securities without volume restrictions or (iii) the third anniversary of the effective date of the registration statement.

The Private Placement Registration Rights Agreement also provides the right for a holder or group of holders of more than $50 million of registrable securities to demand that we conduct an underwritten public offering of the registrable securities. However, the demanding holders are limited to a total of three such underwritten offerings, with no more than one demand request for an underwritten offering made in any 365 day period. Additionally, the Private Placement Registration Rights Agreement contains customary indemnification rights and obligations for both us and the holders of registrable securities.

A registration statement relating to the shares of common stock issued in the Private Placement was declared effective by the SEC on December 18, 2013. In March 2015, we became ineligible to use Form S-3. Subsequently, we suspended the use of the registration statement and received a waiver from the holders of a majority of the shares of common stock issued in the Private Placement of our obligation to pay liquidated damages under the Private Placement Registration Rights Agreement, subject to certain conditions. Pursuant to the Private Placement Registration Rights Agreement, a registration statement relating to resales by certain of the purchasers of the shares purchased in the Private Placement was declared effective by the SEC on June 23, 2015.

Notes Offering Registration Rights

Prior to or on the closing of the notes offering, we will enter into a registration rights agreement with the initial purchasers under which we will agree for the benefit of the holders of the notes and any shares of our common stock issuable upon conversion of the notes or in respect of any make-whole premium that we will, at our cost:

•	file a shelf registration statement (which shall be an automatic shelf registration statement if we are then a well-known seasoned issuer (“WKSI”)) with the SEC as soon as practicable following the first date of original issuance of the notes and in any event on or prior to the 90th day after the first date of original issuance of the notes, covering resales of any shares of our common stock issuable upon conversion of the notes and in respect of any make-whole premium;

•	if we are not a WKSI on such 90th day, use our best efforts to cause the shelf registration statement to become effective within 180 days after the first date of original issuance of the notes; and

•	use our best efforts to keep the shelf registration statement effective until the earlier of (1) the 120th calendar day immediately following the maturity date or (2) the date on which there are no longer outstanding any notes or “restricted” (within the meaning of Rule 144) shares of our common stock that have been received upon conversion of the notes or in respect of any make-whole premium.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We need not specify the nature of the event giving rise to a suspension in any suspension notice to holders of the notes. Each holder, by its acceptance of the notes, agrees to hold any such suspension notice in response to a notice of a proposed sale in confidence. Except in the case of a suspension period as the result of the filing of a post-effective amendment solely to add additional selling stockholders, any suspension period may not exceed an aggregate of:

•	30 days in any 90-day period; or

•	60 days in any 360-day period.

However, if the disclosure relates to a proposed or pending material business transaction, the disclosure of which the Board determines in good faith would be reasonably likely to impede our ability to consummate such transaction, or would otherwise be seriously detrimental to us and our subsidiaries taken as a whole, we may extend the suspension period from 30 days to 45 days in any 90-day period or from 60 days to 90 days in any 360-day period.

Each of the following is a registration default:

•	the registration statement has not been filed (and become effective upon such filing if we are then a WKSI) prior to or on the 90th day following the first date of original issuance of the notes;

•	if we are not a WKSI on such 90th day, the registration statement has not been declared effective prior to or on the 180th day following the first date of original issuance of the notes;

•	we have not, through our omission, named as a selling securityholder in the prospectus, a prospectus supplement or post-effective amendment a holder who has supplied the questionnaire described below and who is entitled to be so named as a selling securityholder within the required time periods as described below; or

•	at any time after the effectiveness date, the registration statement ceases to be effective or is not usable and (1) we do not cure the lapse of effectiveness or usability within ten business days by a post-effective amendment, prospectus supplement or report filed under the Exchange Act (other than (a) in the case of a suspension period described in the preceding paragraph or (b) in the case of a suspension of the registration statement as the result of the filing of a post-effective amendment solely to add additional selling securityholders), (2) a suspension period, when aggregated with other suspension periods during the prior 90-day period, continues, unterminated, for more than 30 days or, if applicable, 45 days or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 60 days or, if applicable, 90 days.

If a registration default occurs, predetermined liquidated damages will accrue on the notes, from, and including, the day following such registration default to, but excluding, the earlier of (1) the day on which such registration default has been cured and (2) the date the registration statement is no longer required to be kept effective for our common stock. The liquidated damages will be paid to those entitled to interest payments on such dates semiannually in arrears on each June 15 and December 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of the notes to, and including, the 90th day following such registration default; and

•	0.50% of the principal amount of the notes from, and after, the 91st day following such registration default.

We will not pay liquidated damages on any note after it has been converted into shares of our common stock. If a note ceases to be outstanding during a registration default (as a result of the holder exercising its conversion rights or otherwise), we will prorate the liquidated damages to be paid with respect to that note.

In no event will liquidated damages exceed 0.50% per year. If a holder converts some or all of its notes and we issue any shares of our common stock to satisfy all or any portion of our conversion obligation or if we issue any shares of our common stock in respect of any make-whole premium, in each case, when there exists a registration default, such holder will not be entitled to receive liquidated damages on such common stock, and we will instead increase the conversion rate or the amount of such make-whole premium, as the case may be, by 3% for each $1,000 principal amount of notes. If a registration default occurs after a holder has converted its notes into shares of our common stock or after we have issued shares of our common stock in respect of any make-whole premium, such holder will not be entitled to any compensation with respect to such common stock. Other than our obligations to pay liquidated damages, we will not have any liability for damages with respect to a registration default on any registrable securities.

A holder who elects to sell securities under the shelf registration statement will:

•	be required to be named as a selling securityholder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of shares of our common stock issued upon conversion of the notes or in respect of any make-whole premium in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution contained in the shelf registration statement will permit resales of shares of our common stock by selling securityholders through brokers and dealers. In no event may such resales take the form of an underwritten offering of registrable securities without our prior agreement.

Bridge Notes Commitment Registration Rights

Pursuant to the Bridge Notes Commitment Letter, we agreed to file the registration statement of which this prospectus forms a part and to use our commercially reasonable best efforts to the have such registration statement declared effective as promptly as possible. The Bridge Notes Commitment Letter also provides that, as a condition to the obligations of the Bridge Lenders to fund the Bridge Notes, we and the Bridge Lenders shall enter into a registration rights agreement (providing the Bridge Lenders with demand and piggyback registration rights (subject to the priorities of stockholders under existing registration rights agreements) with respect to all shares of common stock issued to the Bridge Lenders and their respective assigns pursuant to the Bridge Notes Commitment Letter and the Bridge Notes issued under such agreement. In addition, we shall, as soon as reasonably practicable, file a Form S-3 resale shelf registration statement to register for resale those securities, but in any event no later than 60 calendar days after the closing of this rights offering. If the Form S-3 resale shelf registration statement is not filed and effective within such period, we will be required to pay liquidated damages to the Bridge Lenders equal to 1.00% of their respective Bridge Note purchases per calendar month up to a maximum of 5.00%.

Listing

Our common stock is quoted on the NYSE MKT under the symbol “PARR.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

THE RIGHTS OFFERING

Pursuant to the rights offering, we are issuing, at no charge, one subscription right with respect to each share of our common stock outstanding as of the record date. Stockholders will be entitled to purchase              shares of our common stock for every subscription right held at the exercise price of $             per whole share. The subscription right exercise price and other terms of the rights offering were approved by the Board. If all of the subscription rights are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be approximately $50 million.

The subscription rights are exercisable beginning on the record date and will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 2016, unless extended by us from time to time in our sole discretion.

Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value.

Stockholders should note that immediately available funds must be received by the expiration date for a subscription to be valid. Although personal checks will be accepted, if they have not cleared by the expiration date, the subscription will not be valid. See “— Exercise of Subscription Rights.” We reserve the right to limit the exercise of any subscription rights that would result in a risk of any stockholder becoming a 5% Shareholder. We may also limit the exercise of subscription rights by 5% Shareholders. See “Risk Factors — Risks related to the Rights Offering and our Common Stock — Our certificate of incorporation generally restricts the ability of certain holders of the subscription rights and our common stock to sell the subscription rights or our common stock and as a result we have the right to limit the exercise of the subscription rights” and “— Certificate of Incorporation Restrictions; Escrow Protection Mechanics.” Stockholders who exercise their subscription rights will not be entitled to revoke their exercise. Stockholders who do not exercise their subscription rights will relinquish any value inherent in the subscription rights.

The Subscription Rights

Subscription rights distributed in the rights offering will be certificated. Subject to applicable laws, the subscription rights may be offered for sale, sold, transferred or assigned without our consent. Although the subscription rights will be traded on the NYSE MKT under the symbol “PARR RT,” there is currently no trading market for the rights and a liquid trading market for the rights may not develop. If you hold a physical rights certificate, you can transfer your rights by following the instructions on the back of the certificate. If your rights are held by a broker, dealer, custodian bank or other nominee, you should contact them for instructions on how to affect a transfer. The subscription agent will facilitate transfers of rights certificates only until 5:00 p.m., New York City time, on                     , 2016, the third business day before the expiration date.

If you hold a common stock certificate, the number of shares of our common stock you may purchase pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible to confirm your subscription rights. Stockholders should follow the mechanics described below under “— Exercise of Subscription Rights.”

Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be rounded down to the nearest whole share of common stock.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on                     , 2016. We may, in our sole discretion, extend the expiration date for exercising the subscription rights. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

Subject to certain limitations described above regarding 5% Shareholders, our subscription rights entitle you to the basic subscription privilege and the oversubscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase              shares of our common stock for every subscription right you hold, by delivery of the required documents, and payment of the exercise price. There is no minimum number of shares you must purchase as a result of the exercise of your subscription rights, but you may not purchase fractional shares. The subscription agent will deliver to you certificates, or make the necessary book-entry transfers, representing the shares that you purchase upon the exercise of your subscription rights as soon as practicable after the rights offering has expired.

Oversubscription Privilege. If you fully subscribe your basic subscription privilege, you may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege, by delivery of the required documents, and payment of the exercise price, before the expiration of the rights offering.

Pro Rata Allocation. If all of the subscription rights are not exercised under the basic subscription privilege, we will issue additional shares to stockholders who exercise their oversubscription privilege. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing stockholders. “Pro rata” means in proportion to the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed under your oversubscription privilege. We will allocate the remaining shares among all other stockholders exercising their oversubscription privileges.

Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail or wire transfer of immediately available funds, without interest or deduction, as soon as reasonably practicable after the expiration date. The subscription agent will deliver to you certificates or make the necessary book-entry transfers, representing the shares which you purchased as soon as reasonably practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

Exercise Price

The exercise price is $             per whole share, payable in immediately available funds. The exercise price was determined by the Board as described below under “— Determination of Terms of the Rights Offering.” If the conditions to the completion of the rights offering are not satisfied or the rights offering is otherwise terminated, your funds will be returned to you as soon as practicable, without interest or deduction.

Exercise of Subscription Rights

You may exercise your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommend that you use insured, registered mail, return receipt requested. See “— Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•	you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Subscription rights not exercised prior to the expiration date will expire and be of no further value.

If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through an eligible institution, (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics

Our ability to utilize our NOLs would be substantially reduced if we were to undergo an ownership change within the meaning of Section 382 of the Code. In order to reduce the risk of an ownership change, our certificate of incorporation contains ownership limitations that restrict the transfer of Company Securities, including our common stock, (i) by holders who are, or would become as a result of such transfer, 5% Shareholders and (ii) by any holder to the extent such transfer would increase the ownership of Company Securities by any 5% Shareholder. For this purpose, whether a person is a 5% Shareholder is generally determined by taking into account all of the Company Securities owned by such holder. Transfers of Company Securities by 5% Shareholders are generally prohibited without the written approval of the Board, which may be granted or denied in the sole discretion of the Board. In determining whether a person is a 5% Shareholder, the following attribution provisions apply for purposes of Section 382 of the Code:

•	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Such attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

In determining stock ownership, in certain circumstances a person holding options (within the meaning of the regulations under Section 382 of the Code and including convertible debt) to acquire our common stock may be treated as owning the underlying common stock. Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription agent to refuse to honor any exercise of subscription rights, by 5% Shareholders.

The total number of shares of our common stock outstanding on the record date was              and the total number of shares of our common stock to be outstanding upon completion of the rights offering, if fully subscribed, would be              . Five percent of              and              is              and                     , respectively.

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics as follows:

(1) by exercising subscription rights, each holder will represent to us that such holder will not be, after giving effect to the exercise of subscription rights and assuming that such holder is issued all of the shares for which the holder subscribed, an owner, either direct or indirect, record or beneficial, or by application of the attribution provisions of Section 382 of the Code summarized above, of more than              shares, constituting approximately 4.5% of our outstanding common stock as of the record date;

(2) if such exercise would result in such holder owning more than              shares of our common stock, such holder must notify the subscription agent at the telephone number set forth under “Delivery of Subscription Materials and Payment”;

(3) if requested, each holder will be required to provide us with additional information regarding the amount of common stock that the holder owns; and

(4) we shall have the right to instruct the subscription agent to refuse to honor such holder’s exercise to the extent such exercise might, in our sole and absolute discretion, result in such holder owning 5% or more of our common stock.

By exercising subscription rights in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you.

The escrow protection mechanics are meant to be applied in conjunction with the restrictions in our certificate of incorporation and to provide us with a means to both supplement and enforce such restrictions with regard to the exercise of the subscription rights issued in the rights offering. We intend to vigorously challenge any attempt to violate these restrictions and to pursue all available remedies in the event of any violation. Any purported exercise of subscription rights, in violation of either the restrictions in our certificate of incorporation or the escrow protection mechanics section, will be void and of no force and effect.

Conditions to the Rights Offering

We may terminate the rights offering if, at any time before completion of the rights offering, there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Board would or could make the rights offering or its completion illegal or materially more burdensome to us or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occurs.

In addition, if we determine that the exercise of the subscription rights would cause an unreasonable risk of a Section 382 ownership change, we may terminate the rights offering. See “United States Federal Income Tax Considerations — Section 382 and Limitations on Use of Losses by Us.”

If the conditions to completion of the rights offering are not satisfied or we otherwise terminate the rights offering, all subscription rights will expire without value and all exercise payments received by the subscription agent will be returned promptly, without interest or deduction.

Amendments and Cancellation

We reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If the offering is extended, the subscription agent will hold your exercise funds.

We may amend the terms of the subscription rights without the approval of any of the stockholders. After the record date, we may amend the terms of the subscription rights only to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise and additions which we and the subscription agent deem necessary or desirable and which will not adversely affect the interests of the stockholders. If we amend the terms or conditions of the rights offering, a new prospectus t will be distributed to all stockholders who have previously exercised subscription rights and to stockholders of record of unexercised subscription rights on the date we amend the terms.

In addition, all stockholders who have previously exercised subscription rights, or who exercise subscription rights within four business days after the mailing of the new prospectus, shall be provided with a form of consent to amended rights offering terms on which they can confirm their exercise of subscription rights and their exercise under the terms of the rights offering as amended by us. A stockholder who has previously exercised any subscription rights, or who exercises subscription rights within four business days after the mailing of the new prospectus, and who does not return such consent within ten business days after the mailing of such consent by us will be deemed to have canceled his or her exercise of subscription rights, and the full amount of the exercise price previously paid by such stockholder will be returned promptly by mail, without interest or deduction. Any completed rights certificate received by the subscription agent five or more business days after the date of the amendment will be deemed to constitute the consent of the stockholder who completed such rights certificate to the amended terms.

We reserve the right to cancel the rights offering at any time. Such cancellation would be effected by us by giving oral or written notice of such cancellation to the subscription agent and making a public announcement by press release. If canceled, the exercise price will be promptly returned by mail to exercising stockholders, without interest or deduction. If the rights offering is canceled, the subscription rights will not be exercisable and will have no value.

Subscription Agent

For the rights offering, we have appointed American Stock Transfer and Trust Company, LLC as subscription agent. The address for the subscription agent, which is the address to which the completed rights certificate, payment of the exercise price and other subscription documents should be delivered, and telephone number is set forth under “— Delivery of Subscription Materials and Payment” below. We will pay the subscription agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the subscription agent against any liability that they may incur in connection with the rights offering.

Information Agent

We have appointed D.F. King & Co., Inc. as information agent for the rights offering. Any questions or requests for additional copies of this prospectus or any ancillary documents may be directed to the information agent at the following address and telephone number: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (877) 478-5046. We will pay the information agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the information agent against any liability that it may incur in connection with the rights offering.

Method of Payment

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

•	wire transfer of immediately available funds directed to the following account: JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354616 American Stock Transfer FBO Par Pacific Holdings, Inc.; or

•	personal check payable to the subscription agent.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check; or

•	receipt of collected funds in the subscription right account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take several business days to clear. If you wish to pay the exercise price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears by that time. We will not be responsible for any delays in processing uncertified checks, even if such delays result in your subscription rights not being exercised.

Delivery of Subscription Materials and Payment

Holders of certificated common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you should deliver your subscription documents and payment of the exercise price to the subscription agent at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

Your delivery to an address other than the address set forth above will not constitute valid delivery.

Holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf so that DTC may convey your subscription right exercise to the subscription agent.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total exercise price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription privileges with respect to the aggregate exercise price payment you delivered to the subscription agent. If your aggregate exercise price payment is in excess of the amount you owe for your subscription, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date.

Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Fractional shares resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be eliminated by rounding down to the nearest whole share of common stock. As an example, if you owned 1,000 shares of common stock as of the record date, you would receive 1,000 subscription rights. To calculate the number of shares you would have the right to purchase pursuant to your subscription rights, you would multiply (a) the              shares per subscription right by (b) your 1,000 shares, to get a product of              shares. Because

fractional shares of common stock will not be issued in this rights offering, you would be entitled to purchase              shares of common stock in this rights offering, for a total payment of $             (              total shares multiplied by the exercise price of $             per whole share of common stock).

Exercising A Portion of Your Subscription Rights

If you wish to subscribe for fewer than all the shares of our common stock represented by your subscription rights, you should indicate on your rights certificate the number of subscription rights you wish to exercise.

Your Funds Will Be Held by the Subscription Agent until Shares of Common Stock Are Issued

The subscription agent will hold your payment of the exercise price payment in a segregated account with other payments received from other stockholders until we issue your shares to you or return your payment, without interest or deduction.

Signature Guarantee May Be Required

Your signature on each rights certificate and other subscription documentation must be guaranteed by an eligible institution subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

An “eligible institution” is a firm or other entity that is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a member of a national securities exchange, registered securities association or clearing agency; or

•	a savings association that is a participant in a securities transfer association for the account of an eligible institution.

Notice to Nominees

If you are a bank, broker, trustee, depository or other nominee who holds shares of our common stock for the account of others, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should take the appropriate steps through DTC exercise the subscription rights (to the extent instructed by the beneficial owner) through DTC’s Automated Subscription Offer Program, or ASOP.

Notice to Beneficial Owners

If you are a beneficial owner of shares of our common stock through a bank, broker, trustee, depository or other nominee, we will ask your bank, broker, trustee, depository or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your bank, broker, trustee, depository or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your bank, broker, trustee, depository or other nominee hold them on your behalf, you should contact your bank, broker, trustee, depository or other nominee and request it to effect the transactions for you. You should follow the instructions provided by your nominee with respect to exercising your basic subscription privilege and oversubscription privilege.

Determinations Regarding The Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed to violate our certificate of incorporation, be unlawful under applicable law, is materially burdensome to us or as otherwise described under “— Conditions to The Rights Offering.”

Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Questions about Exercising Subscription Rights

If you have any questions, require assistance regarding the method of exercising your subscription rights or have any requests for additional copies of this prospectus or any documentation related to the exercise of your subscription rights, you should contact the information agent at the address and telephone number set forth above under “— Information Agent.”

Shares of Common Stock Outstanding after the Rights Offering

If all the subscription rights are exercised in the rights offering,              shares of our common stock will be issued and outstanding, based on the number of shares outstanding on the record date. Based on the              shares of our common stock issued and outstanding as of the record date, our issuance of shares in the rights offering, assuming it is fully subscribed, would result, on a pro forma basis as of the record date, in an approximate     % increase in the number of outstanding shares of our common stock.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from stockholders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

We will not allow any stockholder to exercise their subscription right if we are aware that such stockholder is required to obtain prior clearance or approval from or submit a notice to any state or federal regulatory authority to acquire, own, or control such securities and we determine in our sole discretion that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and/or any applicable waiting period has not expired. We are not currently aware of any stockholder who may be required to obtain regulatory approval in order to participate in the rights offering.

Determination of Terms of the Rights Offering

The Board approved the rights offering, including the per share exercise price, after carefully evaluating our imminent need for additional capital. The Board considered alternative capital raising methods that could be available to us and analyzed, among other things, the low likelihood of effecting another form of financing due to restrictions under Section 382 of the Code associated with our emergence from bankruptcy. The Board also considered the dilution that would be caused by the rights offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders, including affiliates of certain of the selling rightholders, are lenders under our delayed draw term loan credit agreement and the Tranche B Loan made thereunder. As of March 31, 2016, we owed approximately $60.1 million in principal amount under the delayed draw term loan credit agreement.

In connection with the Wyoming Refining Acquisition, we entered into an amendment and consent to our Credit Agreement, pursuant to which the lenders consented to our entry into and performance of the Acquisition Agreement and the Wyoming Refining Acquisition and amended our Credit Agreement to permit the issuance of the notes and the performance of our obligations under the indenture governing the notes. We will repay $5 million of the outstanding balance of the Credit Agreement following the consummation of the notes offering.

Warrant Issuance Agreement

Certain of our stockholders, including certain of the selling rightholders, who were and are lenders under the Credit Agreement received warrants exercisable for shares of common stock in connection with such loan. For a description of the terms and conditions of the warrants, see “Description of Capital Stock — Warrants.”

Prior Stockholders Agreement

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into a stockholders agreement, or the “Prior Stockholders Agreement,” which was amended from time to time, with certain of our stockholders, or the “Stockholders” including affiliates of ZCOF and Whitebox, that provided the Stockholders with the right, among other rights, to designate members of the Board.

Pursuant to the Prior Stockholders Agreement, each Stockholder agreed to vote all of our securities entitled to vote for members of the Board owned or controlled by such Stockholder such that the size of the Board was nine directors, and to cause the election of the following persons to the Board, subject to certain conditions: (i) two individuals designated by Whitebox; (ii) two individuals designated by ZCOF; and (iii) five individuals designated by the Board or a committee thereof. Under the Prior Stockholders Agreement, each Stockholder agreed to cause its designees to vote to elect the following persons to the Board of Managers of Piceance Energy, subject to certain conditions: (i) one person designated by Whitebox, and (ii) one person designated by ZCOF.

Under the Prior Stockholders Agreement, if (i) we issued additional shares of our common stock to any person who, as a result of such issuance, was a holder of five percent or more of our common stock or (ii) any transferee or assignee of shares of our common stock that, by itself or together with its affiliates, was or became a holder of five percent or more of the shares of our common stock, then as a condition to such issuance, transfer or assignment, such purchaser, transferee or assignee was required to become a party to the Prior Stockholders Agreement. In April 2015, we and certain Stockholders agreed to terminate the Prior Stockholders Agreement pursuant to its terms.

Current Stockholders Agreement

For a description of the terms and conditions of the Stockholders Agreement, see “Description of Capital Stock — Stockholders Agreement.”

Common Stock Purchase Agreement

In September 2013, we sold 14,388,489 shares of our common stock to certain of the selling rightsholders identified in this prospectus at a price of $13.89 per share in a private placement transaction pursuant to a common stock purchase agreement, or the Common Stock Purchase Agreement. As described above, certain of the selling stockholders had the right to designate members of the Board pursuant to the Prior Stockholders Agreement.

Registration Rights Agreements

For descriptions of our Registration Rights Agreement, Private Placement Rights Registration Rights Agreement, Notes Offering Registration Rights, and Bridge Commitment Notes Registration Rights, see “Description of Capital Stock — Registration Rights Agreements.”

Allocation Agreement

For a description of the Allocation Agreement, see “Description of Capital Stock — Common Stock.”

Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements, or the Services Agreements, with Equity Group Investments, or “EGI,” an affiliate of ZCOF, and with Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnify each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder.

The Services Agreements have a term of one year and are automatically extended for successive one-year periods unless terminated, by either party, at least 60 days prior to any extension date. Until 2015, neither EGI nor Whitebox received any fees under the Services Agreements. We incurred costs of approximately $180,000 related to these agreements during 2015. In October 2015, the Company terminated its Services Agreement with Whitebox.

Policies and Procedures with Respect to Related Party Transactions

The Board has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, the Board has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who has an interest in a related party transaction will recuse himself from any consideration of such related party transaction.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus will be issued upon exercise of the subscription rights described above.

The selling rightsholders and any of their partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest (collectively, the “Selling Rightsholders”) may, from time to time, sell any or all of their subscription rights offered by this prospectus on the NYSE MKT or any other stock exchange, market or trading facility on which the subscription rights are traded or in private transactions. These sales may be at fixed prices, the prevailing market prices or negotiated prices. The Selling Rightsholders may use any one or more of the following methods when selling such subscription rights:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades (which may involve crosses) in which the broker-dealer will attempt to sell the subscription rights as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	sales in the over-the-counter market;

•	underwritten transactions;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the Selling Rightsholders to sell a specified number of such subscription rights at a stipulated price per subscription right;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Rightsholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Rightsholders (or, if any broker-dealer acts as agent for the purchaser of subscription rights, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and, in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.01-0.2.

In connection with the sale of the subscription rights or interests therein, the Selling Rightsholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the subscription rights in the course of hedging the positions they assume. The Selling Rightsholders may also sell subscription rights short and deliver these securities to close out their short positions, or loan or pledge the rights to broker-dealers that in turn may sell these securities. The Selling Rightsholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of subscription rights offered by this prospectus, which subscription rights such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Rightsholders may, from time to time, pledge or grant a security interest in some or all of the subscription rights owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the subscription rights from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Rightsholders to include the pledgee, transferee or other successors in interest as Selling Rightsholders under this prospectus. The Selling Rightsholders also may transfer and donate the subscription rights in other circumstances in which case the partners, transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Rightsholders and any underwriters, broker-dealers or agents that are involved in selling the subscription rights may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the subscription rights purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Rightsholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the subscription rights. There is no underwriter or coordinating broker acting in connection with the proposed sale of the subscription rights by the Selling Rightsholders.

Because a Selling Rightsholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Rightsholder will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such Selling Rightsholder in connection with resales of their respective subscription rights under the registration statement of which this prospectus forms a part. These provisions and regulations may limit the timing of purchases and sales of subscription rights by them and the marketability of such securities.

Each Selling Rightsholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the subscription rights by the Selling Rightsholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the subscription rights to engage in market-making activities with respect to the subscription rights. All of the foregoing may affect the marketability of the subscription rights and the ability of any person or entity to engage in market-making activities with respect to the subscription rights. We will make copies of this prospectus available to the Selling Rightsholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING RIGHTSHOLDERS

The following table sets forth as of June 14, 2016 information regarding the beneficial ownership of our common stock prior to the commencement of this rights offering, as well as certain information regarding our affiliates who may offer or sell their subscription rights, assuming that all stockholders exercise their basic subscription privilege and do not exercise any over-subscription privilege. The table includes:

•	the name of each Selling Rightsholder;

•	if different, the name of the entity(ies) which exercise(s) sole/shared voting and/or investment power with respect to the subscription rights;

•	the number and percentage of our shares of common stock beneficially owned by such Selling Rightsholder prior to this rights offering; and

•	the number of subscription rights being offered for such Selling Rightsholder’s account; and

•	the number of subscription rights to be owned by such Selling Rightsholder after completion of this rights offering (assuming the sale of all subscription rights offered by this prospectus).

Unless otherwise indicated, none of the Selling Rightsholders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

We prepared the table based on information supplied to us by each of the Selling Rightsholders. We have not sought to verify such information. The percentages of shares of our common stock beneficially owned are based on the number of shares of our common stock that were outstanding as of June 14, 2016, unless otherwise stated in the footnotes to the table below. Additionally, some or all of the Selling Rightsholders may have sold or transferred some or all of their shares of common stock in exempt or non-exempt transactions since such date. Other information about the Selling Rightsholders may also change over time.

Selling Rightsholder	Common Stock Beneficially Owned Prior to Offering			Maximum Number of Subscription Rights Offered by this Prospectus
	Number		Percent (1)
Zell Credit Opportunities Master Fund, L.P.	6,340,398	(2)	15.4%

EGI Investors, L.L.C.	402,284	(3)	1.0%

ZCOF Par Petroleum Holdings, L.L.C.	5,828,346	(4)	14.2%

Whitebox Asymmetric Partners, LP	657,093	(5)	1.6%

Whitebox Multi-Strategy Partners, LP	3,189,937	(6)	7.7%

Whitebox Relative Value Partners, LP	1,125,592	(7)	2.7%

Whitebox Credit Partners, LP	1,335,126	(8)	3.2%

Pandora Select Partners, LP	826,285	(9)	2.0%

Whitebox Institutional Partners, LP	555,569	(10)	1.3%

Whitebox Special Opportunities Fund, LP — Series O	156,421	(11)	*

*	Less than one percent.
(1)	Based on 41,101,279 shares outstanding as of June 14, 2016.
(2)	ZCOF shares voting and dispositive power with Chai Trust Company, LLC (“Chai Trust”), its general partner, with respect to the shares. The address of these entities is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)	EGI Investors, L.L.C. shares voting and dispositive power with Chai Trust, its managing member with respect to the shares. The address of these entities is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.
(4)	ZCOF Par Petroleum Holdings, L.L.C. (“ZCOF Holdings”) shares voting and dispositive power with ZCOF, its sole member, and with Chai Trust, the general partner of ZCOF, with respect to the shares. The address of these entities is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.
(5)	Whitebox General Partner LLC is the general partner of Whitebox Asymmetric Partners, LP, the Cayman Island limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Asymmetric Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(6)	Whitebox General Partner LLC is the general partner of Whitebox Multi-Strategy Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Multi-Strategy Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(7)	Whitebox General Partner LLC is the general partner of Whitebox Relative Value Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Relative Value Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(8)	Whitebox General Partner LLC is the general partner of Whitebox Credit Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Credit Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(9)	Whitebox General Partner LLC is the general partner of Pandora Select Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Pandora Select Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

(10)	Whitebox General Partner LLC is the general partner of Whitebox Institutional Partners, LP, the Delaware limited partnership that has direct beneficial ownership of the shares. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf, Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Whitebox Institutional Partners, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(11)	Whitebox General Partner LLC is the general partner of Series O of Whitebox Special Opportunities Fund, LP, the Delaware series limited partnership that has direct beneficial ownership. Whitebox General Partner LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (B) LP. Messrs. Redleaf Vogel, Strefling, Twitchell and Vigilante share voting and dispositive power over all of the shares of Whitebox General Partner LLC. Whitebox Advisors LLC is the investment manager of Series O of Whitebox Special Opportunities Fund, LP and holds voting and disposable power over the shares of the Company. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel, Mark Strefling, Paul Twitchell, Richard Vigilante and Dyal Capital Partners II (A) LP. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income considerations generally applicable to the receipt, ownership and exercise of the subscription rights received in the rights offering by holders of our common stock. This summary does not cover all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances. In addition, this summary does not describe the U.S. federal income consequences applicable to a holder that is subject to special treatment under the Code including, without limitation, certain former citizens and former long-term residents of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a partnership or other “pass through” entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, a broker, dealer or trader in securities, commodities or currencies, a person holding the subscription rights as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction or an insurance company.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a subscription right that is one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a subscription right that is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes and is not a U.S. holder.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder, judicial opinions, rulings and pronouncements of the IRS and other applicable authorities, all as in effect or in existence on the date hereof. These authorities may change or be subject to differing interpretations, perhaps retroactively, which could result in U.S. federal income tax consequences different from those summarized below. This discussion does not address any other U.S. federal tax considerations (such as estate, gift, or net investment taxes) or any state, local or non-U.S. tax considerations. Each holder of our common stock should consult its own tax advisor about the U.S. federal, state, local and non-U.S. tax consequences of the receipt, ownership and exercise of the subscription rights received in the rights offering in light of such holder’s own particular circumstances.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a subscription right, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in such a partnership that holds a subscription right should consult its own tax advisor regarding the tax consequences of the receipt, ownership and exercise of the subscription rights received in the rights offering.

U.S. Holders

Issuance of the subscription rights

U.S. holders of our common stock on the record date will not recognize taxable income in connection with the receipt of the subscription rights pursuant to the rights offering, provided that the distribution does not have the result of causing (i) some holders of our stock or subscription rights to receive an increase in their proportionate interest in our assets or our earnings and profits and (ii) other holders of our stock or subscription rights to receive cash or property within the meaning of Section 305 of the Code. We intend to take the position that the distribution of the subscription rights in the rights offering does not have the effect of causing some holders of our stock or subscription rights to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or subscription rights to receive cash or property. Under such a characterization, no income would be recognized by any record date holders of our common stock in connection with the issuance of the subscription rights pursuant to the rights offering.

If the distribution of the subscription rights in the rights offering were to have the effect of causing some U.S. holders of our stock or subscription rights to receive an increase in their proportionate interest in our assets or our earnings and profits and other U.S. holders of our stock or subscription rights to receive cash or property, U.S. holders of our common stock would be treated as having received a distribution in an amount equal to the amount of such increase in such U.S. holders’ proportionate interest in our assets or our earnings and profits (a “constructive distribution”). Such constructive distribution would generally be included in such U.S. holder’s gross income as ordinary dividend income to the extent of the U.S. holder’s share of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent such constructive distribution exceeded current and accumulated earnings and profits, the distribution would be treated as a non-taxable return of capital to the extent of the U.S. holder’s adjusted basis in its shares of our common stock and any remaining amount would be treated as capital gain. The remainder of this summary assumes that the rights are not treated as being received in a taxable distribution; however, no assurance can be made that the IRS will not challenge the characterization of the distribution.

Basis and holding period of the subscription rights

Except as provided in the following sentence, the basis of the subscription rights received by a U.S. holder with respect to such U.S. holder’s common stock will be zero. If either (1) the fair market value of the subscription rights on the date such subscription rights are distributed is 15% or more of the fair market value, on such date, of the common stock with respect to which the subscription rights are received, or (2) the U.S. holder elects, on the U.S. holder’s federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the basis of the common stock with respect to which the subscription rights are received to the subscription rights, then upon exercise of the subscription rights, the U.S. holder’s basis in such common stock will be allocated between the common stock and the subscription rights in proportion to the fair market values of each on the date such subscription rights are distributed.

The holding period of the subscription rights received in the rights offering will include the U.S. holder’s holding period for the common stock with respect to which the subscription rights were issued.

Expiration of the subscription rights

U.S. holders who receive subscription rights in the rights offering with respect to their common stock and who allow such subscription rights to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of the U.S. holder’s common stock.

Exercise of the subscription rights

No gain or loss will generally be recognized by a U.S. holder upon the exercise of the subscription rights received in the rights offering with respect to such U.S. holder’s common stock.

Basis and holding period of acquired shares

The basis of each share of common stock acquired by a U.S. holder through exercise of the subscription rights will be equal to the sum of the exercise price paid and the basis, if any, of the subscription rights. The holding period for the common stock acquired through exercise of such subscription rights received in the rights offering will begin on the date of the closing of the rights offering.

Non-U.S. Holders

Issuance of the subscription rights

Non-U.S. holders of our common stock on the record date will generally be treated in the manner described above in “U.S. Holders — Issuance of the subscription rights” in connection with the receipt of the subscription rights pursuant to the rights offering.

If, as described above, the distribution of the subscription rights were to cause holder to be treated as having received a constructive distribution, such constructive distribution to non-U.S. holders would generally constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such dividends would generally be subject to federal income withholding tax at a rate of 30 percent, or at a lower rate if an applicable income tax treaty applies. We do not intend to withhold any amounts on the distribution of the subscription rights. We cannot assure you, however, that another withholding agent with respect to the distribution of the subscription rights will not withhold any amounts.

If a constructive distribution exceeded our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess would be treated first as a tax-free return of a non-U.S. holder’s adjusted tax basis in its common shares of our common stock and thereafter as gain from the sale or exchange of such shares, which gain would generally be subject to tax as if such non-U.S. holders had sold its common shares. Because we believe we are, or may be, a “United States real property holding corporation,” in certain circumstances, such gain may be subject to United States federal income tax. Non-U.S. holders should discuss the consequences of the rights offering with their tax advisors. The remainder of this summary assumes that the rights are not treated as being received in a taxable distribution; however, no assurance can be made that the IRS will not challenge the characterization of the distribution.

Basis and holding period of the subscription rights

The basis and holding period of the subscription rights received by a non-U.S. holder with respect to such non-U.S. holder’s common stock will generally be determined in the manner described above in “U.S. Holders — Basis and holding period of the subscription rights.”

Expiration of the subscription rights

Non-U.S. holders who receive subscription rights in the rights offering with respect to their common stock and who allow such subscription rights to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of the non-U.S. holder’s common stock.

Exercise of the subscription rights

We believe that we presently are, or will become after the Wyoming Refining Acquisition, a United States real property holding corporation. As a result, in certain circumstances, non-U.S. holders may recognize gain or loss upon the exercise of the subscription rights received in the rights offering with respect to such non-U.S. holder’s common stock. However, provided that both the subscription rights and our common stock are “regularly traded on an established securities market” within the meaning of applicable Treasury Regulations, a non-U.S. holder will generally not recognize gain or loss on the exercise of the subscription rights if such non-U.S. holder actually owns, or is treated as owning under applicable constructive ownership rules, within all times during the shorter of (x) the five-year period ending on the date of such exercise, and (y) such non-U.S. holder’s holding period with respect to such subscription right and common stock, as applicable, 5% or less of the subscription rights.

Basis and holding period of acquired shares

The basis of each share of common stock acquired by a non-U.S. holder through exercise of the subscription rights will generally be determined in the manner described above in “U.S. Holders — Basis and holding period of acquired shares.”

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each holder the amount, if any, of the dividends paid on our stock and the amount of tax, if any, that we withheld on such distribution. Under current U.S. Treasury Regulations, U.S. information reporting requirements and backup withholding tax will generally apply to dividends and to gross proceeds of a sale or other taxable disposition of our stock received by a holder of our stock unless such holder furnishes a correct taxpayer identification number and provides other certification or is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS.

Section 382 and Limitations on Use of Losses by Us

As of December 31, 2015, we expect to report that we had NOLs estimated to be approximately $1.4 billion for federal income tax purposes, which expire in various amounts if not used, between 2027 and 2034. Some or all of these NOLs may be available to offset our future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Code. Section 382 generally restricts the use of an NOL after an “ownership change,” generally a more than 50% increase in stock ownership, measured by value, during any 3-year testing period by 5% Shareholders. In the event of an ownership change, the amount of our NOLs that could be utilized in any taxable year would be generally limited to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.

We believe that the issuance of subscription rights in the rights offering and the subsequent issuance of shares of our common stock pursuant to the exercise of subscription rights will not cause us to undergo an “ownership change” within the meaning of Section 382 of the Code. However, under complicated rules, the amount of our stock that has been deemed to be acquired by 5% Shareholders will increase as a result of the issuance of shares of our common stock pursuant to the exercise of subscription rights. As a result, we will be closer to experiencing an “ownership change” following the exercise of subscription rights and the likelihood that future transactions could cause an “ownership change” may be increased. We intend to monitor all such transactions to reduce, to the extent possible, the likelihood that we will undergo an “ownership change,” but no assurance can be given in this regard. In addition, our certificate of incorporation contains restrictions on the transfer and acquisition of our shares, which were intended to prevent an involuntary ownership change, although such restrictions cannot prevent an involuntary ownership change in all circumstances. The rights offering also contains certain other provisions which will be applied in conjunction with the restrictions in our certificate of incorporation to provide us with a means to enforce such restrictions with regard to the exercise of the subscription rights issued in the rights offering. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a more complete discussion. We cannot be certain, however, that these restrictions will prevent a transaction that is outside of our control from triggering an ownership change.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Porter Hedges LLP, Houston, Texas. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Par Pacific Holdings, Inc. and its subsidiaries, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Laramie Energy, LLC as of and for the year ended December 31, 2015, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Laramie Energy, LLC as of December 31, 2014, and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2014 and 2013, included in our Annual Report on Form 10-K for the year ended December 31, 2015, and incorporated by reference herein have been audited by EKS&H LLLP, an independent registered public accounting firm as stated in their report, which is incorporated by reference herein. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Hermes Consolidated, LLC and Subsidiary as of and for the year ended December 31, 2015, incorporated in this prospectus by reference from the Current Report on Form 8-K of Par Pacific Holdings, Inc. filed on June 15, 2016, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in our Current Report on Form 8-K/A filed with the SEC on November 14, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such combined financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of reserves and future net revenue as of December 31, 2015, that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (unless otherwise stated, other than information furnished under Items 2.02 or 7.01, or any corresponding information furnished under Item 9.01, of any Form 8-K, which is not deemed filed):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 3, 2016, including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2016, incorporated by reference therein (File No. 001-36550);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 5, 2016 (File No. 001-36550);

•	A description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 16, 2014 (File No. 001-36550); and

•	Our Current Reports on Form 8-K or Form 8-K/A, filed with the SEC on November 14, 2013, February 29, 2016, March 3, 2016, May 5, 2016, June 6, 2016, June 14, 2016, June 15, 2016 (two reports filed on that date) and June 16, 2016 (File No. 001-36550) (excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any corresponding information furnished under Item 9.01, of any such Current Report on Form 8-K).

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and that are deemed “filed” prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered with this prospectus. Copies of these documents, other than the exhibits to the documents (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Par Pacific Holdings, Inc., 800 Gessner Road, Suite 875, Houston, Texas 77024, Attention: Corporate Secretary, telephone number: (281)  899-4800.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at www.sec.gov. In addition, documents filed by us can be inspected at the offices of the NYSE MKT, 20 Broad Street, New York, New York 10002. We maintain a website at www.parpacific.com. On the Investors page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$5,035
Accounting fees and expenses	$25,000
Legal fees and expenses	$25,000
Printing and engraving expenses	$10,000
Miscellaneous	$10,000

Total	$75,035

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation indemnifies its directors, officers, employees, and agents, together referred to as the Authorized Representatives, against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012, to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10 million.

Item 16.	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.****

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy, LLC and the Company. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2012.****

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.****

2.4	Membership Interest Purchase Agreement dated as at June 17, 2013, by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed on August 14, 2013.****

2.5	Agreement and Plan of Merger dated as of June 2, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc., and Bill D. Mills, in his capacity as the Shareholders’ Representative. Incorporated by reference to Exhibit 2.5 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed on August 11, 2014.

2.6	Amendment to Agreement and Plan of Merger dated as of September 9, 2014, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 10, 2014.

2.7	Second Amendment to Agreement and Plan of Merger dated as of December 31, 2014, by and among Par Petroleum Corporation, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholder’s representative. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 7, 2015.

2.8	Third Amendment to Agreement and Plan of Merger dated as of March 31, 2015, by and among the Company, Bogey, Inc., Koko’oha Investments, Inc. and Bill D. Mills, in his capacity as the shareholders’ representative. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015.****

2.9	Unit Purchase Agreement, dated as of June 14, 2016, between Par Wyoming, LLC and Black Elk Refining, LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 15, 2016.****

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2014.

4.2	Stockholders Agreement dated April 10, 2015, by the Company. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 13, 2015.

4.3	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.4	Registration Rights Agreement dated as of September 25, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

Exhibit No.	Description of Exhibit

4.5	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Form of Common Stock Purchase Warrant dated as of June 4, 2012. Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.7	Par Pacific Holdings, Inc. Amended and Restated 2012 Long Term Incentive Plan. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 21, 2016.**

4.8	Registration Rights Agreement dated as of September 25, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

4.9	Form of Par Petroleum Corporation Shareholder Subscription Rights Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 22, 2014.

4.10	Form of Par Pacific Holdings, Inc. Shareholder Subscription Rights Certificate.*

5.1	Opinion of Porter Hedges LLP with respect to legality of the securities, including consent.*

23.1	Consent of Deloitte & Touche LLP as to Par Pacific Holdings, Inc.***

23.2	Consent of Deloitte & Touche LLP as to Hermes Consolidated, LLC.***

23.3	Consent of Deloitte & Touche LLP as to Laramie Energy, LLC.***

23.4	Consent of EKS&H LLLP.***

23.5	Consent of Ernst & Young LLP.***

23.6	Consent of Netherland, Sewell & Associates, Inc.***

23.7	Consent of Porter Hedges LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (contained in signature pages).

99.1	Form of Letter to Stockholders.***

99.2	Form of Letter to Securities Dealers, Brokers, Commercial Banks, Trust Companies and Other Nominees.***

99.3	Form of Instructions as to Use of Par Pacific Holdings, Inc. Rights Certificate.***

99.4	Form of Letter to Clients.***

99.5	Form of Beneficial Owner Election Form.***

99.6	Form of Nominee Holder Certification.***

99.7	Form of Notice of Guaranteed Delivery.***

*	To be filed by amendment.
**	Management contracts and compensatory plans.
***	Filed herewith.
****	Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 17.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrants are relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on the 17th day of June, 2016.

PAR PACIFIC HOLDINGS, INC.

By:	/s/ William Pate
William Pate, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We the undersigned officers and directors of Par Pacific Holdings, Inc., hereby, severally constitute and appoint William Pate and Christopher Micklas, each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Par Pacific Holdings, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Pate William Pate	Chief Executive Officer and President and Director (Principal Executive Officer)	June 17, 2016

/s/ Christopher Micklas Christopher Micklas	Chief Financial Officer (Principal Financial Officer)	June 17, 2016

/s/ Kelly Rosser Kelly Rosser	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 17, 2016

/s/ Melvyn N. Klein Melvyn N. Klein	Chairman of the Board of Directors	June 17, 2016

/s/ Robert S. Silberman Robert S. Silberman	Vice Chairman of the Board	June 17, 2016

/s/ Curt Anastasio Curt Anastasio	Director	June 17, 2016

Signature	Title	Date

/s/ Timothy Clossey Timothy Clossey	Director	June 17, 2016

/s/ L. Melvin Cooper L. Melvin Cooper	Director	June 17, 2016

/s/ Walter A. Dods, Jr. Walter A. Dods, Jr.	Director	June 17, 2016

/s/ William Monteleone William Monteleone	Director	June 17, 2016

/s/ Joseph Israel Joseph Israel	Director	June 17, 2016